UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

Intercept Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 27, 2018

To Our Stockholders:

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Intercept Pharmaceuticals, Inc., which will be held on Wednesday, June 20, 2018 at 9:00 a.m. (local time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036.

Details regarding the meeting, the business to be conducted at the meeting and information about Intercept that you should consider when you vote your shares are described in this proxy statement.

The Board of Directors recommends the approval of each of Proposals 1A through 1J, 2 and 3 as set forth in the proxy statement.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the meeting. You may be able to vote over the Internet as well as by mail. After you have finished reading the proxy statement, we urge you to vote in accordance with the instructions set forth therein. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting, whether or not you can attend.

Thank you for your continued support of Intercept. We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark Pruzanski, M.D.
President and Chief Executive Officer

INTERCEPT PHARMACEUTICALS, INC.
10 Hudson Yards, 37th Floor
New York, NY 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, June 20, 2018 at 9:00 a.m. (local time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036.

The purposes of the Annual Meeting are:

1.	To elect, by separate resolutions, the following ten nominees to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:

1A. Paolo Fundarò;	1B. Mark Pruzanski, M.D.;	1C. Srinivas Akkaraju, M.D., Ph.D.;
1D. Luca Benatti, Ph.D.;	1E. Daniel Bradbury;	1F. Keith Gottesdiener, M.D.;
1G. Nancy Miller-Rich;	1H. Gino Santini;	1I. Glenn Sblendorio; and
1J. Daniel Welch.
2.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.
3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.
4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The close of business on April 23, 2018 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s Common Stock, par value $0.001 per share (the “shares”), as of the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ Ryan T. Sullivan
Ryan T. Sullivan
General Counsel and Secretary

New York, New York
April 27, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 20, 2018. The Company’s Proxy Statement for the Annual Meeting and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.interceptpharma.com/proxy.html.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Holders of record may submit a proxy via the Internet or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed envelope. Holders of record must vote in accordance with the instructions listed on the proxy card. Beneficial holders whose shares are held in the name of a bank, broker or other nominee must vote in accordance with the voting instructions provided to them by their bank, broker or other nominee. Such holders may be eligible to submit a proxy electronically.

The Company’s proxy statement is dated April 27, 2018, and is first being mailed to stockholders on or about April 27, 2018.

INTERCEPT PHARMACEUTICALS, INC.
PROXY STATEMENT

i

ii

INTERCEPT PHARMACEUTICALS, INC.

PROXY STATEMENT
FOR
2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2018

ANNUAL MEETING MATTERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Intercept Pharmaceuticals, Inc. (the “Company”) for the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 20, 2018 at 9:00 a.m. (local time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036.

Unless otherwise noted or the context otherwise requires, references in this proxy statement to “we,” “us” or “our” refer to Intercept Pharmaceuticals, Inc.

General Information About the Annual Meeting and Voting

General

This proxy statement contains information about the Annual Meeting and was prepared by our management for the Board. This proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”) are first being mailed to stockholders on or around April 27, 2018. This proxy statement and the Annual Report are available at www.interceptpharma.com/proxy.html.

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Who can vote?

The close of business on April 23, 2018 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s Common Stock, par value $0.001 per share (the “shares”), as of the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each such holder is entitled to one (1) vote for each share that such holder held as of the record date.

On April 23, 2018, there were 29,582,955 of the Company’s shares outstanding.

How do I vote?

Holders of Record

If on the record date, your shares were registered directly in your name with our transfer agent, VStock Transfer, LLC, then you may vote your shares in one of the following ways:

•	by voting over the Internet as instructed on the enclosed proxy card;
•	by mailing your completed, signed and dated proxy card as instructed on the card; or
•	by attending the Annual Meeting and voting in person.

Beneficial Holders

If on the record date, your shares were held in street name through a bank, broker or other nominee, then you must vote in accordance with the voting instructions provided to you by your bank, broker or other nominee. If your shares are held in street name, you still may be eligible to submit a proxy electronically. Beneficial holders whose shares are held in street name and who plan to vote at the Annual Meeting must obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Annual Meeting, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy.

What am I being asked to vote on?

There are three matters scheduled to be voted on at the Annual Meeting:

1.	To elect, by separate resolutions, the following ten nominees to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:
a)	Paolo Fundarò (Proposal No. 1A);
b)	Mark Pruzanski, M.D. (Proposal No. 1B);
c)	Srinivas Akkaraju, M.D., Ph.D. (Proposal No. 1C);
d)	Luca Benatti, Ph.D. (Proposal No. 1D);
e)	Daniel Bradbury (Proposal No. 1E);
f)	Keith Gottesdiener, M.D. (Proposal No. 1F);
g)	Nancy Miller-Rich (Proposal No. 1G);
h)	Gino Santini (Proposal No. 1H);
i)	Glenn Sblendorio (Proposal No. 1I); and
j)	Daniel Welch (Proposal No. 1J);
2.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (Proposal No. 2); and
3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018 (Proposal No. 3).

Will any other matters be voted on at the Annual Meeting?

As of the date of this proxy statement, the Company’s management knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters properly come before the Annual Meeting and call for a vote of stockholders, proxies properly submitted prior to the Annual Meeting will be voted in accordance with the judgment of the proxy holders.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares as follows:

1.	FOR the election, by separate resolutions, of each of the following ten nominees to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:
a)	Paolo Fundarò (Proposal No. 1A);
b)	Mark Pruzanski, M.D. (Proposal No. 1B);
c)	Srinivas Akkaraju, M.D., Ph.D. (Proposal No. 1C);
d)	Luca Benatti, Ph.D. (Proposal No. 1D);
e)	Daniel Bradbury (Proposal No. 1E);
f)	Keith Gottesdiener, M.D. (Proposal No. 1F);
g)	Nancy Miller-Rich (Proposal No. 1G);
h)	Gino Santini (Proposal No. 1H);
i)	Glenn Sblendorio (Proposal No. 1I); and
j)	Daniel Welch (Proposal No. 1J);

2.	FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 2); and
3.	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018 (Proposal No. 3).

How can I vote on each proposal?

For Proposal Nos. 1A, 1B, 1C, 1D, 1E, 1F, 1G, 1H, 1I and 1J you may vote FOR or WITHHOLD your vote. For Proposal Nos. 2 and 3, you may vote FOR or AGAINST or ABSTAIN.

How do I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to our stockholders as of the record date. If you plan to attend the Annual Meeting in person, you will need to register in advance and present a valid government-issued photo identification (e.g., driver’s license or passport) to be admitted. Holders of record can register for the Annual Meeting by checking the appropriate box on their proxy card. Beneficial holders whose shares are held in “street name” through a bank, broker or other nominee will need to bring a letter from their bank, broker or other nominee that confirms that such holder is the beneficial owner of such shares as of the record date. Beneficial holders whose shares are held in street name and who plan to vote at the Annual Meeting must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Annual Meeting, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy. Holders of record will be verified against an official list. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

It is important that your shares be represented and voted at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy over the Internet or by completing and returning the proxy card. You do not need to attend the Annual Meeting in order to vote.

What vote is required to approve each proposal?

1.	Approval of Proposal Nos. 1A, 1B, 1C, 1D, 1E, 1F, 1G, 1H, 1I and 1J each requires a plurality of the votes cast in person or by proxy at the Annual Meeting.
2.	Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares cast affirmatively or negatively in person or by proxy at the Annual Meeting.
3.	Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares cast affirmatively or negatively in person or by proxy at the Annual Meeting.

Abstentions may be specified for Proposal Nos. 2 and 3 and have no effect on the results of the relevant vote. Broker non-votes have no effect on the results of the relevant vote.

What is the quorum requirement?

A “quorum” must be present for the Annual Meeting to be held. A quorum will be present if the holders of a majority of the voting power of all of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Shares present in person or represented by proxy at the Annual Meeting, including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present. If there is no quorum, the Annual Meeting may be adjourned, from time to time, by the chairman of the Annual Meeting.

Will my shares be voted if I do not provide a proxy?

If your shares are registered directly in your name with our transfer agent, they will not be counted if you do not vote as described above under “How do I vote?”

If your shares are held in street name, your shares may be voted even if you do not provide the bank, broker or other nominee through which the shares are held with voting instructions. These entities have the authority, under applicable regulatory rules, to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

Proposal No. 3 is considered a “routine” matter for which these entities may vote unvoted shares. Proposal Nos. 1A, 1B, 1C, 1D, 1E, 1F, 1G, 1H, 1I, 1J and 2 are not considered “routine” matters for which these entities may vote unvoted shares.

Accordingly, if you hold your shares in street name, the bank, broker or other nominee through which the shares are held is not permitted to vote your shares with respect to the election of directors or the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

What if I return a proxy card or otherwise submit a proxy but do not make specific choices?

If you return a signed and dated proxy card or otherwise submit a proxy without voting on a proposal, your shares will be voted on such proposal in the manner set forth below:

1.	FOR the election, by separate resolutions, of each of the following ten nominees to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:
a)	Paolo Fundarò (Proposal No. 1A);
b)	Mark Pruzanski, M.D. (Proposal No. 1B);
c)	Srinivas Akkaraju, M.D., Ph.D. (Proposal No. 1C);
d)	Luca Benatti, Ph.D. (Proposal No. 1D);
e)	Daniel Bradbury (Proposal No. 1E);
f)	Keith Gottesdiener, M.D. (Proposal No. 1F);
g)	Nancy Miller-Rich (Proposal No. 1G);
h)	Gino Santini (Proposal No. 1H);
i)	Glenn Sblendorio (Proposal No. 1I); and
j)	Daniel Welch (Proposal No. 1J);
2.	FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 2);
3.	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018 (Proposal No. 3); and
4.	In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting.

May I revoke my proxy?

If you are a holder of record, you may revoke your proxy before it is voted at the Annual Meeting by:

•	submitting another properly completed proxy card with a later date and returning it as instructed on the card so that it is received by the Company at least one hour prior to the commencement of the Annual Meeting;
•	submitting a new proxy via the Internet prior to the deadline listed on the proxy card;
•	providing written notice to the Secretary of the Company at least one hour prior to the commencement of the Annual Meeting; or
•	attending the Annual Meeting and voting in person in accordance with the requirements described in this proxy statement.

If you are a beneficial holder whose shares are held in street name, you may submit new voting instructions by contacting the bank, broker or other nominee through which you hold your shares. You may also vote in person at the Annual Meeting if you obtain a legal proxy, executed in your favor by or on behalf of your bank, broker or other nominee, as described elsewhere in this proxy statement.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of the Board. The Company will pay the cost of distributing this proxy statement and related materials. Upon request, the Company will reimburse banks, brokers and other nominees for reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Company’s shares. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $17,500, plus out-of-pocket expenses. Certain of the Company’s directors, officers and employees may participate in the solicitation of proxies, including electronically or by mail or telephone, without additional compensation.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please submit proxies for all of your shares.

I share an address with another stockholder and we received only one Annual Report and one proxy statement. How may I obtain an additional copy of the Annual Report and proxy statement?

We have adopted a procedure called “householding” under which only one Annual Report and one proxy statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement and you wish to receive separate copies of these documents, please follow the instructions set forth under “Householding” starting on page 57.

How can I find out the results of the voting at the Annual Meeting?

We will publish the voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including, but not limited to, statements regarding the progress, timing and results of our clinical trials, including our clinical trials for the treatment of nonalcoholic steatohepatitis (“NASH”), the safety and efficacy of our approved product, Ocaliva (obeticholic acid or “OCA”), the potential approval of OCA in indications other than primary biliary cholangitis (“PBC”), the timing and potential commercial success of OCA and any other product candidates we may develop and our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth.

These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates, and we undertake no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by our management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. The following represent some, but not necessarily all, of the factors that could cause actual results to differ materially from historical results or those anticipated or predicted by our forward-looking statements: our ability to successfully commercialize Ocaliva for PBC; our ability to maintain our regulatory approval of Ocaliva for PBC in the United States, Europe, Canada, Israel and other jurisdictions in which we have or may receive marketing authorization; the initiation, timing, cost, conduct, progress and results of our research and development activities, preclinical studies and clinical trials, including any issues, delays or failures in identifying patients, enrolling patients, treating patients or completing and timely reporting the results of our NASH or PBC clinical trials; our ability to timely and cost-effectively obtain regulatory approval of our product candidates, including OCA for NASH; conditions that may be imposed by regulatory authorities on our marketing approvals for our products and product candidates, such as the need for clinical outcomes data (and not just results based on achievement of a surrogate endpoint), and any related restrictions, limitations and/or warnings contained in the label of any of our products or product candidates; any potential side effects associated with Ocaliva for PBC or our product candidates that could delay or prevent approval, require that an approved product be taken off the market, require the inclusion of safety warnings or precautions or otherwise limit the sale of such product or product candidate; our ability to maintain our relationships with, and the performance of, third-party vendors upon whom we are substantially dependent, including contract research organizations for our clinical trials and our third-party suppliers and manufacturers; our ability to identify, develop and commercialize our products and product candidates; our ability to obtain and maintain intellectual property protection for our products and product candidates; our ability to successfully commercialize our product candidates, if approved; the size and growth of the markets for our products and product candidates and our ability to serve those markets; the degree of market acceptance of Ocaliva for PBC and, if approved, our product candidates, which may be affected by the ability of patients and healthcare providers to obtain coverage or reimbursement from payors for our products and the extent to which such coverage or reimbursement is provided; our ability to establish and maintain an effective sales and marketing infrastructure directly or through collaborations with third parties; competition from existing drugs or new drugs that become available; costs and outcomes relating to any securities, intellectual property, employment, product liability or other litigation; our collaborators’ election to pursue research, development and commercialization activities; our ability to attract and maintain collaborators with development, regulatory and commercialization expertise; our need for and ability to obtain additional financing; our estimates regarding expenses, revenues and capital requirements and the accuracy thereof; our use of cash and short-term investments; our ability to acquire, license and invest in businesses, technologies, product candidates and products; our ability to attract and retain key personnel to manage our business effectively; our ability to manage the growth of our operations, infrastructure, personnel, systems and controls; our ability to obtain and maintain adequate insurance coverage; and the other risks and uncertainties identified in our periodic filings filed with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report.

PROPOSALS UNDER VOTE

PROPOSAL NOS. 1A, 1B, 1C, 1D, 1E, 1F, 1G, 1H, 1I AND 1J:

ELECTION OF DIRECTORS

The Board currently consists of ten directors, each of whom is standing for election at the Annual Meeting. Our directors are elected annually to serve one-year terms.

The following table sets forth the names, ages, tenures and committee memberships of our directors as of April 27, 2018.

Director	Age	Director Since
Paolo Fundarò(1)	44	2006
Mark Pruzanski, M.D.	50	2002
Srinivas Akkaraju, M.D., Ph.D.(2)(3)	50	2012
Luca Benatti, Ph.D.(3)(4)	57	2014
Daniel Bradbury(4)(5)	57	2016
Keith Gottesdiener, M.D.(3)	64	2016
Nancy Miller-Rich	59	2018
Gino Santini(2)(5)(6)	61	2015
Glenn Sblendorio(5)	62	2014
Daniel Welch(2)(4)	60	2015

(1)	Chairman of the Board.
(2)	Member of the Compensation Committee.
(3)	Member of the Research and Development Committee.
(4)	Member of the Nominating and Governance Committee.
(5)	Member of the Audit Committee.
(6)	Lead Independent Director.

The Board has nominated Paolo Fundarò, Mark Pruzanski, M.D., Srinivas Akkaraju, M.D., Ph.D., Luca Benatti, Ph.D., Daniel Bradbury, Keith Gottesdiener, M.D., Nancy Miller-Rich, Gino Santini, Glenn Sblendorio and Daniel Welch for election as directors at the Annual Meeting. The election of each of the nominees recommended for election as directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting. If elected, each of Messrs. Fundarò, Bradbury, Santini, Sblendorio and Welch, Drs. Pruzanski, Akkaraju, Benatti and Gottesdiener and Ms. Miller-Rich will serve on the Board until the 2019 Annual Meeting of Stockholders or until his or her respective successor is duly elected and qualified. If any of Messrs. Fundarò, Bradbury, Santini, Sblendorio or Welch, Drs. Pruzanski, Akkaraju, Benatti or Gottesdiener or Ms. Miller-Rich should become unable to accept election, the persons named as proxies may vote for a substitute nominee selected by the Board or the named proxies. Each of Messrs. Fundarò, Bradbury, Santini, Sblendorio and Welch, Drs. Pruzanski, Akkaraju, Benatti and Gottesdiener and Ms. Miller-Rich has agreed to serve if elected, and the Company’s management has no reason to believe that any nominee will be unable to serve.

The name, principal occupation and other information concerning the nominees recommended for election as directors at the Annual Meeting, including the specific experience, qualifications, attributes and skills that led the Board to determine that the nominees should serve as directors, are set forth below. There are no family relationships between or among any of our directors or executive officers. For more information regarding the independence of our directors, please see “Board of Directors and Governance—Independence.”

Paolo Fundarò has served as a member of our Board since 2006 and as our Chairman since October 2015. Mr. Fundarò has been Chief Financial Officer of Genextra S.p.A., an investment firm focused on the life sciences industry, since its inception in 2004. Mr. Fundarò also has served as Managing Director of certain of Genextra’s portfolio companies, including Congenia S.r.l. since 2004 and Dac S.r.l. from 2004 until

December 2016. Before joining Genextra, Mr. Fundarò was Director of Finance and Strategic Planning for the Fastweb Group from 2000 to 2004. Earlier in his career, Mr. Fundarò worked for investment banks Salomon Smith Barney (now Citigroup) and Donaldson, Lufkin & Jenrette (now Credit Suisse). Mr. Fundarò serves on the board of directors of a number of private companies. Mr. Fundarò received a degree in Business Management from Bocconi University in Milan, Italy.

Mr. Fundarò’s significant experience in corporate finance and strategic planning, as well as his expertise in building, investing in and growing companies in diverse industries, including the biopharmaceutical industry, contributed to the Board’s conclusion that Mr. Fundarò should be nominated to serve an additional term as a director of the Company.

Mark Pruzanski, M.D. is one of our co-founders and has served as our President and Chief Executive Officer, and as a member of our Board, since our inception in 2002. Dr. Pruzanski has over 20 years of experience in life sciences company management, venture capital and strategic consulting. Prior to co-founding the Company, Dr. Pruzanski was a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm that he co-founded, and an entrepreneur-in-residence at Oak Investment Partners, a venture capital firm. Dr. Pruzanski is a co-author of a number of scientific publications and is named as an inventor on several of our patents. Dr. Pruzanski currently serves on the boards of the Emerging Companies Section of the Biotechnology Innovation Organization (BIO), a biotechnology-focused trade association, and the Foundation for Defense of Democracies, a non-profit policy institute focusing on foreign policy and national security. Dr. Pruzanski received his M.D. from McMaster University in Hamilton, Canada, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Canada.

Dr. Pruzanski’s comprehensive knowledge of the Company and its approved product, development pipeline, management team, strategy and partners, as well as his operational expertise and experience in managing, advising and investing in life sciences companies, contributed to the Board’s conclusion that Dr. Pruzanski should be nominated to serve an additional term as a director of the Company.

Srinivas Akkaraju, M.D., Ph.D. has served as a member of our Board since October 2012. Since March 2017, Dr. Akkaraju has been the Managing General Partner of Samsara BioCapital, a venture capital firm that he co-founded. From April 2013 to March 2017, Dr. Akkaraju was a General Partner and then a Senior Advisor of Sofinnova Ventures, a venture capital firm focused on the life sciences industry. From January 2009 until April 2013, Dr. Akkaraju was a Managing Director of New Leaf Venture Partners, an investment firm focused on the healthcare technology sector. From 2006 to 2008, Dr. Akkaraju served as a Managing Director of Panorama Capital, a venture capital firm that he co-founded along with other members of the former venture capital investment team of J.P. Morgan Partners, a private equity division of JPMorgan Chase & Co. Prior to co-founding Panorama Capital, Dr. Akkaraju was with J.P. Morgan Partners, which he joined in 2001 and of which he became a partner in 2005. From 1998 to 2001, Dr. Akkaraju worked in business and corporate development at Genentech, Inc. (now a member of the Roche Group), a biotechnology company. Dr. Akkaraju has been a director of Seattle Genetics, Inc. since 2003, Versartis Inc. since July 2013, aTyr Pharma, Inc. since March 2015 (but will not be standing for re-election as a director of aTyr Pharma, Inc. when his current term expires in May 2018) and Syros Pharmaceuticals, Inc. since June 2017. Dr. Akkaraju also serves on the board of directors of a number of private companies. During the prior five years, Dr. Akkaraju previously served as a director of ZS Pharma, Inc. Dr. Akkaraju received his M.D. and a Ph.D. in Immunology from Stanford University. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University.

Dr. Akkaraju’s extensive experience in venture capital, in-depth knowledge of life sciences companies and financial expertise, as well as his scientific background and experience as a member of the board of directors of other public companies, contributed to the Board’s conclusion that Dr. Akkaraju should be nominated to serve an additional term as a director of the Company.

Luca Benatti, Ph.D. has served as a member of our Board since July 2014. Dr. Benatti has over 25 years of experience in the pharmaceutical and biotechnology industries. Since June 2012, Dr. Benatti has served as the Chief Executive Officer and a director of EryDel S.p.A., a drug delivery company focused on rare diseases. From 1998 until May 2012, Dr. Benatti was Chief Executive Officer of Newron Pharmaceuticals

S.p.A., a publicly traded biopharmaceutical company that Dr. Benatti co-founded. Under Dr. Benatti’s leadership, Newron developed a pipeline of potential therapies, with its most advanced compound, Xadago, approved for the treatment of Parkinson’s disease in various jurisdictions, and undertook significant business development activities. From 1985 to 1998, Dr. Benatti held various research and development positions at Pharmacia & Upjohn and its predecessor companies. Dr. Benatti has authored several scientific publications and holds a number of patents. Dr. Benatti currently serves as a director of Newron Pharmaceuticals S.p.A. Dr. Benatti also serves as chairman of Italian Angels for Biotech and as a member of the board of Assobiotec, the Italian association for the development of biotechnology. Dr. Benatti graduated from and performed his post-doctoral training at the Milano Genetics Institute.

Dr. Benatti’s significant experience in the pharmaceutical and biotechnology industries, business development, financial and strategic leadership expertise and thorough understanding of pharmaceutical drug discovery and development contributed to the Board’s conclusion that Dr. Benatti should be nominated to serve an additional term as a director of the Company.

Daniel Bradbury has served as a member of our Board since July 2016. Mr. Bradbury has over 30 years of experience leading global, fast-growing life sciences companies. Since May 2017, Mr. Bradbury has served as Chairman and Chief Executive Officer of Equillium, Inc., a private biopharmaceutical company that Mr. Bradbury co-founded. In addition, Mr. Bradbury has been Managing Member of BioBrit, LLC, a life sciences consulting and investment firm, since 2012. Previously, Mr. Bradbury held several senior positions at Amylin Pharmaceuticals, Inc., a biopharmaceutical company focused on diabetes and metabolic disorders, including President and Chief Executive Officer from March 2007 until its acquisition by Bristol-Myers Squibb Company in August 2012, President and Chief Operating Officer from 2006 to 2007, Chief Operating Officer from 2003 to 2006, Executive Vice President from 2000 to 2003 and Senior Vice President, Corporate Development from 1998 to 2000. Mr. Bradbury also served as a director of Amylin from June 2006 to August 2012. Prior to joining Amylin in 1994, Mr. Bradbury worked at SmithKline Beecham Pharmaceuticals and its predecessor companies for ten years in various sales and marketing positions. Mr. Bradbury has been a director of Geron Corporation since September 2012 and Corcept Therapeutics Incorporated since October 2012. Mr. Bradbury also serves on the board of directors of a number of private companies. During the prior five years, Mr. Bradbury previously served as a director of Illumina, Inc. and BioMed Realty Trust, Inc. In addition, Mr. Bradbury serves on the Keck Graduate Institute’s Board of Trustees, the University of California San Diego’s Rady School of Management Dean’s Advisory Council and the BioMed Ventures Advisory Committee. Mr. Bradbury received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom.

Mr. Bradbury’s extensive experience in the biopharmaceutical industry, demonstrated leadership and operational skills and significant research, development and commercialization expertise, as well as his experience as a member of the board of directors of other public companies, contributed to the Board’s conclusion that Mr. Bradbury should be nominated to serve an additional term as a director of the Company.

Keith Gottesdiener, M.D. has served as a member of our Board since July 2016. Since October 2011, Dr. Gottesdiener has been the Chief Executive Officer and a director of Rhythm Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Gottesdiener joined Rhythm after 16 years at Merck Research Laboratories, where he held positions of increasing responsibility, including serving as a leader of Merck’s late clinical development organization from 2006 to 2011 and leading Merck’s early clinical development across all therapeutic areas from 2001 through early 2006. In such roles, Dr. Gottesdiener oversaw the development of Merck’s infectious diseases and vaccine products through pivotal trials, registration, and life cycle management, including GardasilTM (HPV Vaccine), RotateqTM (rotavirus vaccine), ZostavaxTM (zoster vaccine) and IsentressTM (HIV integrase inhibitor), among others. In 2008, Dr. Gottesdiener was appointed Late Stage Therapeutic Group Leader, and in that role led Merck’s late-stage clinical development efforts (from Phase 2 through patent expiry) across all therapeutic areas. After Merck’s merger with Schering-Plough Corporation in 2009, he continued as Co-Head of Late Development. Dr. Gottesdiener received his B.A. from Harvard College and his M.D. from the University of Pennsylvania. He completed his residency and fellowship at the Brigham and Women’s Hospital-Beth Israel Medical Center-Dana Farber Cancer Institute Children’s Hospital programs. After his fellowship, Dr. Gottesdiener did postdoctoral research in the laboratory of Dr. Jack Strominger at Dana Farber Cancer Institute working on the molecular immunology of the T-cell receptor. In 1986, he joined the faculty as an assistant professor at Columbia University, started an independent research laboratory with NIH RO-1 funding, focusing on gene transcription, and was Associate Clinical Professor of Medicine at the time he left to join Merck in 1995.

Dr. Gottesdiener’s extensive experience as a senior executive in the pharmaceutical industry, drug development and regulatory affairs expertise and research work for both medical and academic institutions, as well as his experience as a member of the board of directors of other public companies, contributed to the Board’s conclusion that Dr. Gottesdiener should be nominated to serve an additional term as a director of the Company.

Nancy Miller-Rich has served as a member of our Board since April 2018. Ms. Miller-Rich has 35 years of experience in the healthcare industry, with significant expertise in business development and commercial strategy. Since September 2017, Ms. Miller-Rich has served as a consultant to the pharmaceutical industry. Previously, Ms. Miller-Rich served in a number of leadership roles at Merck & Co., Inc. and, prior to the merger of the two companies, at Schering-Plough Corporation, including most recently as Senior Vice President, Global Human Health Business Development & Licensing, Strategy and Commercial Support from November 2013 to September 2017 and as Group Vice President, Consumer Care Global New Ventures and Strategic Commercial Development from January 2007 to November 2013. Prior to joining Schering-Plough in 1990, Ms. Miller-Rich served in a variety of commercial and marketing roles at Sandoz Pharmaceuticals and Sterling Drug, Inc. She is currently a director of UDG Healthcare plc, as well as a board member of a number of not-for-profit entities. She received her B.S. in Business Administration, Marketing from Ithaca College in Ithaca, New York.

Ms. Miller-Rich’s significant experience in the healthcare industry, as well as her business development and commercial strategy expertise, contributed to the Board’s conclusion that Ms. Miller-Rich should be nominated to serve an additional term as a director of the Company.

Gino Santini has served as our Lead Independent Director since February 2018 and as a member of our Board since November 2015. From 1983 to 2010, Mr. Santini held a variety of commercial, operational and leadership roles of increasing responsibility at Eli Lilly and Company, including Senior Vice President, Corporate Strategy and Business Development from 2007 to 2010, Senior Vice President of Corporate Strategy and Policy from 2004 to 2007, President of U.S. Operations from 1999 to 2004 and President of the Women’s Health Franchise from 1997 to 1999. Mr. Santini has been a director of AMAG Pharmaceuticals, Inc. since February 2012, Allena Pharmaceuticals, Inc. since February 2012, Horizon Pharma plc since March 2012 and Collegium Pharmaceutical, Inc. since July 2012. Mr. Santini also serves on the board of directors of a number of private companies. During the prior five years, Mr. Santini previously served as a director of Vitae Pharmaceuticals, Inc. Mr. Santini holds an undergraduate degree in mechanical engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester.

Mr. Santini’s extensive experience in the pharmaceutical industry, demonstrated leadership and operational skills and significant domestic and international commercial, corporate strategy, business development and transactional experience, as well as his experience as a member of the board of directors of other public companies, contributed to the Board’s conclusion that Mr. Santini should be nominated to serve an additional term as a director of the Company.

Glenn Sblendorio has served as a member of our Board since February 2014. Mr. Sblendorio has over 30 years of experience in the pharmaceutical and biotechnology industries. Mr. Sblendorio has been Chief Executive Officer, President and a director of Ophthotech Corporation since July 2017, January 2017 and May 2017, respectively. Mr. Sblendorio also previously served at Ophthotech Corporation as Executive Vice President and Chief Operating Officer from April 2016 to January 2017, Chief Financial Officer and Treasurer from April 2016 until April 2017 and a director from July 2013 through March 2016. Prior to joining Ophthotech Corporation, Mr. Sblendorio served as the President and Chief Financial Officer of The Medicines Company from March 2006 until December 2015. Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio has been a director of

Amicus Therapeutics, Inc. since June 2006. During the prior five years, Mr. Sblendorio previously served as a director of The Medicines Company. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University.

Mr. Sblendorio’s extensive experience in the pharmaceutical and biotechnology industries, leadership skills, operational and strategic expertise and financial knowledge, which enables him to serve as a financial expert on our Audit Committee, as well as his experience as a member of the board of directors of other public companies, contributed to the Board’s conclusion that Mr. Sblendorio should be nominated to serve an additional term as a director of the Company.

Daniel Welch has served as a member of our Board since November 2015. From January 2015 to February 2018, Mr. Welch served as an Executive Partner of Sofinnova Ventures, a venture capital firm. From September 2003 until its acquisition by Roche Holdings in September 2014, Mr. Welch served as Chief Executive Officer and President of InterMune, Inc., a biotechnology company. Mr. Welch also served as Chairman of InterMune from May 2008 to September 2014. From 2002 to 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company that was acquired by Gilead Sciences. From 2000 to 2002, Mr. Welch served as President of Biopharmaceuticals at Elan Corporation. From 1987 to 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo, now Sanofi, including Vice President of Worldwide Marketing and Chief Operating Officer of the U.S. business. From 1980 to 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch has been a director of Seattle Genetics, Inc. since June 2007, Ultragenyx Pharmaceutical Inc. since April 2015 and AveXis, Inc. since January 2016. During the prior five years, Mr. Welch previously served as a director of InterMune, Inc., Corium International, Inc. and Hyperion Therapeutics, Inc. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina.

Mr. Welch’s extensive experience in the biotechnology industry, leadership skills and commercial, operational and strategic expertise, as well as his experience as a member of the board of directors of other public companies, contributed to the Board’s conclusion that Mr. Welch should be nominated to serve an additional term as a director of the Company.

Vote Required for Approval

The election, by separate resolutions, of each of the following ten nominees to serve on the Board of Directors until the 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified requires a plurality of the votes cast in person or by proxy at the Annual Meeting: Paolo Fundarò (Proposal No. 1A); Mark Pruzanski, M.D. (Proposal No. 1B); Srinivas Akkaraju, M.D., Ph.D. (Proposal No. 1C); Luca Benatti, Ph.D. (Proposal No. 1D); Daniel Bradbury (Proposal No. 1E); Keith Gottesdiener, M.D. (Proposal No. 1F); Nancy Miller-Rich (Proposal No. 1G); Gino Santini (Proposal No. 1H); Glenn Sblendorio (Proposal No. 1I); and Daniel Welch (Proposal No. 1J).

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL NO. 2:

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

We have adopted a performance-based compensation philosophy that is intended to attract, retain, reward and incentivize our executive officers to achieve our near-term corporate goals, as well as our long-term strategic objectives. In particular, our philosophy is designed to achieve the following objectives:

•	reward the achievement of measurable corporate objectives and align executive officers’ incentives with increasing stockholder value;
•	attract, retain and motivate highly-talented individuals with the skills and demonstrated abilities necessary to deliver superior execution of our short- and long-term strategic plans and drive our continued success;
•	provide executive compensation that is competitive with that paid by our peers in the competitive and dynamic biopharmaceutical industry;
•	appropriately balance cash compensation designed to encourage the achievement of critical annual objectives with equity incentives designed to inspire the achievement of long-term goals and align the interests of our executive officers more closely with those of our stockholders; and
•	align the compensation principles for our executive officers with those for all employees to help create a company-wide performance culture.

We urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes our executive compensation philosophy and how we implemented it through our 2017 compensation program for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers serving at the end of 2017 (the “named executive officers”).

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This non-binding, advisory vote is commonly referred to as a “say-on-pay” vote.

At our 2015 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every year, every two years or every three years. Our stockholders indicated a strong preference for holding such a vote every year and, after taking this result into consideration, our Board determined to hold such a vote every year. Accordingly, we are submitting the following resolution for stockholder approval at the Annual Meeting:

“RESOLVED, that the stockholders of Intercept Pharmaceuticals, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2018 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the compensation tables and other narrative compensation disclosures.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, programs and practices described in this proxy statement. As this is a non-binding, advisory vote, the result will not be binding on the Company, our Board or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating the Company’s compensation philosophy, programs and practices.

Vote Required for Approval

The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 2) requires the affirmative vote of a majority of the shares cast affirmatively or negatively in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS,
OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

KPMG LLP has audited the Company’s financial statements since 2008. Representatives of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and are expected to be available to respond to questions, as appropriate.

While stockholder ratification is not required by the Company’s Restated Bylaws or otherwise, the Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practices. If the Company’s stockholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Vote Required for Approval

Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018 (Proposal No. 3) requires the affirmative vote of a majority of the shares cast affirmatively or negatively in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

BOARD OF DIRECTORS AND GOVERNANCE

Composition of the Board

The Board is currently comprised of ten directors. Our directors are elected annually to serve one-year terms.

Role and Meetings of the Board

The Board meets regularly to review significant developments affecting the Company and to act on matters requiring the approval of the Board. The Board held nine board meetings during the year ended December 31, 2017. During the year ended December 31, 2017, each of our incumbent directors attended at least 75%, in the aggregate, of (i) the meetings of the Board held during the period that such director served and (ii) the meetings held by the committees of the Board on which such director served during the period that such director served.

Corporate Governance

The Company maintains a corporate governance page on its website that includes key information about its Global Code of Business Conduct and charters for each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Research and Development Committee of the Board. The corporate governance page can be found on our website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.”

Board Leadership Structure

Mr. Fundarò has served as our Chairman since October 2015 and Dr. Pruzanski has served as our President and Chief Executive Officer, and as a member of the Board, since our inception in 2002. In February 2018, we appointed Mr. Santini to serve as the Board’s Lead Independent Director.

We believe that separating the roles of Chairman and Chief Executive Officer recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position and allows him to focus on our day-to-day business, while allowing our Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board also recognizes the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow, and as a result, we believe that the appointment of Mr. Santini as our Lead Independent Director will contribute to the overall effectiveness of the Board. We also believe that Mr. Santini’s appointment enhances the governance structure of the Board by reinforcing the independence of the Board in its oversight of the business and affairs of the Company. However, no single leadership model is right for all companies and at all times, and the Board may review its leadership structure in the future.

The Board has delegated certain responsibilities to the committees of the Board. The Board has created four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Research and Development Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other matters. Each committee is chaired by an independent director who reports to the full Board on the activities and findings of his or her respective committee. The Board believes that this delegation of responsibilities facilitates efficient decision-making and communication among the directors and management.

Board Oversight of Risk

The Board has responsibility for the oversight of risk management, while the Company’s management has the day-to-day responsibility for the identification and control of risk at the Company. The Board, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company and the appropriate steps that should be taken in order to monitor and control such exposures. The committees assist the Board in fulfilling its risk oversight responsibilities within their respective areas of responsibility. For example, pursuant to its written charter, the Audit Committee oversees the Company’s processes and procedures with respect to financial and enterprise risk, including overseeing the Company’s enterprise risk management program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs. The Nominating and Governance Committee focuses on the management of risks associated with the organization, membership and structure of the Board and the corporate governance structure of the Company. The Research and Development Committee reviews risks associated with the Company’s research and development programs. Each committee of the Board meets and reports its findings to the Board on a regular basis.

Independence

The Board is currently comprised of ten directors. The Board uses the standards of independence established by the SEC and Nasdaq in determining whether its members are independent. The Board has affirmatively determined that each of the Company’s current directors (other than Dr. Pruzanski) is independent under the director independence criteria established by Nasdaq. Dr. Pruzanski is not an independent director by virtue of his employment with the Company.

In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets any additional “independence” criteria established by Nasdaq or the SEC required for service on such committees.

Executive Sessions and Meetings of Independent Directors

The Board generally holds executive sessions of the independent directors following each regularly scheduled in-person meeting of the Board. Executive sessions do not include any employee directors of the Company.

Board Attendance at Annual Meetings of Stockholders

The Board has adopted a policy strongly encouraging members of the Board to attend the Company’s Annual Meetings of Stockholders. Six of the nine directors comprising the Board at the time were in attendance at the Company’s 2017 Annual Meeting of Stockholders held on June 27, 2017.

Communication with the Board

The Board has adopted a process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications to the following address:

Intercept Pharmaceuticals, Inc.
c/o Company Secretary
10 Hudson Yards, 37th Floor
New York, NY 10001

Any such communication must state the number of shares owned by the stockholder making the communication. In any such communication, an interested person may also designate a particular director, or a committee of the Board, such as the Audit Committee, to which such communication should be directed. Our legal department will forward all correspondence to the Board or the particularly designated audience, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate or frivolous material. Our legal department may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Global Code of Business Conduct

We have adopted a Global Code of Business Conduct as our “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Global Code of Business Conduct is available on our website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any future amendment to, or waiver from, a provision of the Global Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.”

Anti-Hedging and Anti-Pledging Policy

The Company restricts its officers and employees from (i) engaging in any transactions involving options, straddles, collars or other similar risk reduction or hedging devices, (ii) using the Company’s securities to secure a margin or other loan, (iii) effecting “short sales” of the Company’s securities and (iv) trading in the Company’s securities on a short-term basis.

Policies and Procedures Dealing with the Review and Approval of Related Person Transactions

Pursuant to its written charter, the Audit Committee is responsible for reviewing and approving, prior to the Company’s entry into any such transaction, all transactions in which the Company is or will be a participant and in which any executive officer, director, beneficial owner of more than 5% of the Company’s securities or immediate family member of any of the foregoing persons, or any other person whom the Board determines may be considered to be a related person under Item 404 of Regulation S-K, has or is expected to have a direct or indirect material interest. For the above purposes, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the Audit Committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chairperson of the Audit Committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

The Audit Committee or its chairperson, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as the Audit Committee or the chairperson determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.

Committees of the Board

The Board has created four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Research and Development Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other matters.

Audit Committee

The Board has established an Audit Committee currently consisting of Messrs. Sblendorio, Bradbury and Santini. Mr. Sblendorio, who the Board has determined is an “audit committee financial expert” (as that term is defined in Item 407(d)(5) of Regulation S-K), serves as the chairman of the Audit Committee. Each member of the Audit Committee is independent under Rule 10A-3 of the Exchange Act and the applicable rules of Nasdaq.

The Audit Committee’s primary purpose is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting practices, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of the Company’s financial statements, reports and internal controls, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and the Company’s processes for monitoring compliance with legal and regulatory requirements and the Company’s Global Code of Business Conduct. The Audit Committee’s report begins on page 54.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.” The Audit Committee met five times during the year ended December 31, 2017.

Compensation Committee

The Board has established a Compensation Committee currently consisting of Messrs. Santini and Welch and Dr. Akkaraju, all of whom are independent under applicable Nasdaq rules, “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Mr. Santini serves as the chairperson of the Compensation Committee. The Compensation Committee’s primary purpose is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation programs, policies and practices, to review and determine the compensation to be paid to the Company’s executive officers, to review, discuss with management and approve the Company’s “Compensation Discussion and Analysis” disclosures and to review and approve the committee’s report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time.

The Compensation Committee’s report is set forth on page 40. For a discussion of the role of management and the use of compensation consultants in determining executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee operates under a written charter adopted by the Board, a current copy of which is available on Company’s website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.” Under its charter, the Compensation Committee may form and delegate its authority to subcommittees of the committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee met six times during the year ended December 31, 2017.

Nominating and Governance Committee

The Board has established a Nominating and Governance Committee currently consisting of Messrs. Welch and Bradbury and Dr. Benatti, all of whom are independent under applicable Nasdaq rules. Mr. Welch serves as the chairperson of the Nominating and Governance Committee. The key responsibilities of the Nominating and Governance Committee are to: (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors and review and evaluate incumbent directors; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend to the Board for selection candidates to the Board to serve as nominees for director at Annual Meetings of Stockholders; and (vi) make other recommendations to the Board regarding affairs relating to the directors. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee may utilize third-party search firms and will consider recommendations from directors, management and others, including the Company’s stockholders.

The Nominating and Governance Committee has adopted a policy regarding the qualifications of directors, which sets forth threshold requirements for individuals nominated to serve as directors of the Company. In general, the Nominating and Governance Committee looks for new members possessing relevant expertise to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to promote and enhance the long-term value of the Company for its stockholders and possessing the highest personal and professional standards of integrity and ethical values. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, pursuant to its policy regarding the qualifications of directors, the Nominating and Governance Committee considers issues of diversity among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board and its committees. Candidates for director nominees are reviewed in the context of the foregoing standards and considerations, as well as the contributions that the candidate can be expected to make to the collective functioning of the Board based upon the totality of his or her credentials, experience and expertise, the composition of the Board at the time and other relevant circumstances, including the operating requirements of the Company and the long-term interests of stockholders. With respect to the nomination of continuing directors for re-election, the individual’s past performance as a director is also considered. The Nominating and Governance Committee periodically reviews the composition of the Board, including whether the directors, both individually and collectively, can and do provide the experience, qualifications, attributes and skills appropriate for the Company.

The Nominating and Governance Committee has adopted policies with respect to the consideration of candidates recommended by stockholders for nomination for election to the Board and the procedures for stockholders to follow in submitting such recommendations. The Nominating and Governance Committee will consider bona fide candidates recommended by stockholders in accordance with such policies. Any such recommendation must be submitted in writing to the Nominating and Governance Committee, care of Intercept Pharmaceuticals, Inc., 10 Hudson Yards, 37th Floor, New York, NY 10001, Attention: Company Secretary, within the time frames set forth in such policies and contain the information and undertakings required by such policies. Nominees for director who are recommended by stockholders to the Nominating and Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by stockholders may also be made in the manner set forth under “Stockholders’ Proposals.”

The Nominating and Governance Committee operates under a written charter adopted by the Board, which includes the Nominating and Governance Committee’s policies regarding the qualifications of directors, the consideration of candidates recommended by stockholders for nomination for election to the Board and the procedures for stockholders to follow in submitting such recommendations. A current copy of such charter is available on Company’s website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.” The Nominating and Governance Committee met twice during the year ended December 31, 2017.

Research and Development Committee

The Board has established a Research and Development Committee currently consisting of Drs. Benatti, Akkaraju and Gottesdiener, all of whom are independent under applicable Nasdaq rules. Dr. Benatti serves as the chairperson of the Research and Development Committee. The primary purposes of the Research and Development Committee are to assist the Board in its oversight of the Company’s strategic direction and investment in research and development, technology and manufacturing activities and to identify and discuss significant emerging trends and issues in science and technology and consider their potential impact on the Company.

The Research and Development Committee operates under a written charter adopted by the Board, a copy of which is available on Company’s website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.” The Research and Development Committee met once during the year ended December 31, 2017.

Compensation Committee Interlocks and Insider Participation

During 2017, Messrs. Santini and Welch and Dr. Akkaraju comprised the Compensation Committee. No member of the Compensation Committee is or has formerly been an officer or employee of the Company. In 2017, none of our executive officers served on the board of directors or compensation committee of another entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company. Please refer to “Related Person Transactions” for information concerning certain transactions with Samsara BioCapital, L.P. Dr. Akkaraju is a managing member of Samsara BioCapital GP, LLC, the general partner of Samsara BioCapital, L.P.

Director Compensation

On an annual basis, the Compensation Committee conducts an evaluation of the design and competitiveness of the Company’s non-employee director compensation program in light of market trends, best practices and competitive market data for the Company’s compensation peer group. In 2017, the Compensation Committee also retained the services of Radford, an independent compensation consultant and subdivision of Aon plc, to provide it with additional comparative data on director compensation practices in the Company’s industry and to advise it on the Company’s non-employee director compensation program generally. In April 2017, based on the input and analysis provided by Radford, our Compensation Committee and Board determined the Company’s 2017 non-employee director compensation program with reference to the 50th percentile of the competitive market based on our compensation peer group. As a result, (i) all annual cash retainers were maintained at their 2016 levels, except for the annual cash retainer for the Chairman of the Board, which was increased from $75,000 to $80,000, (ii) the aggregate amount of the Annual Grant (as defined below) was reduced from $406,832 to $337,203 and (iii) the aggregate amount of any New Director Grant (as defined below) was reduced from $813,665 to $693,461. Only directors who are “independent” in accordance with applicable Nasdaq rules (the “Independent Directors”) receive compensation for their service as directors. Each of the Company’s current directors, other than Dr. Pruzanski, qualifies as an Independent Director.

Effective April 2017, the annual cash retainers for the Independent Directors were set as follows (payable quarterly in equal installments):

Membership	Chairperson	Other Members
Board of Directors.	$80,000	$50,000
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000
Research and Development Committee	$10,000	$5,000

Effective April 2017, (i) each Independent Director who had served on the Board for six months or longer as of the date of the Company’s Annual Meeting of Stockholders was eligible to receive an annual equity grant (each, an “Annual Grant”) comprised of $163,616 of stock options and $173,587 of restricted stock and (ii) each new Independent Director appointed or elected to the Board was eligible to receive an equity grant (each, a “New Director Grant”) comprised of $369,823 of stock options and $323,638 of restricted stock.

Subject to the Independent Director’s continued service on the Board, the stock option and restricted stock awards granted in connection with (i) each Annual Grant vest in full on the earlier of (A) the one-year anniversary of the date of grant and (B) the day immediately preceding the date of the next Annual Meeting of Stockholders and (ii) each New Director Grant vest in a series of three equal annual installments, with 1/3 of the shares subject to the award vesting on each anniversary of the date that the Independent Director was first elected or appointed to the Board (or, if earlier in any given year, the day immediately preceding the date of the Annual Meeting of Stockholders in such year). In addition, all unvested Annual Grants and New Director Grants shall immediately vest in connection with a change of control of the Company. The exercise price for stock options granted in connection with each Annual Grant and New Director Grant is the per-share closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.

The Company also reimburses reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

The following table sets forth, for the fiscal year ended December 31, 2017, the total compensation paid to the Independent Directors serving on the Board during 2017.

Director Compensation for 2017

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(9)	Option Awards ($)(9)	Total ($)
Paolo Fundarò	78,750	(1)	173,620	141,698	394,068
Srinivas Akkaraju, M.D., Ph.D.	62,500	(2)	173,620	141,698	377,818
Luca Benatti, Ph.D.	65,000	(3)	173,620	141,698	380,318
Daniel Bradbury	65,000	(4)	173,620	141,698	380,318
Keith Gottesdiener, M.D.	55,000	(5)	173,620	141,698	370,318
Gino Santini	75,000	(6)	173,620	141,698	390,318
Glenn Sblendorio	70,000	(7)	173,620	141,698	385,318
Daniel Welch	67,500	(8)	173,620	141,698	382,818

(1)	Represents an annual cash retainer for Mr. Fundarò’s service as Chairman of the Board. The amount of such retainer increased from $75,000 to $80,000 effective April 2017.
(2)	Represents an annual cash retainer for Dr. Akkaraju’s service as a director, as a member of the Compensation Committee and as a member of the Research and Development Committee.
(3)	Represents an annual cash retainer for Dr. Benatti’s service as a director, as Chairperson of the Research and Development Committee and as a member of the Nominating and Governance Committee.
(4)	Represents an annual cash retainer for Mr. Bradbury’s service as a director, as a member of the Nominating and Governance Committee and as a member of the Audit Committee.
(5)	Represents an annual cash retainer for Dr. Gottesdiener’s service as a director and as a member of the Research and Development Committee.
(6)	Represents an annual cash retainer for Mr. Santini’s service as a director, as Chairperson of the Compensation Committee and as a member of the Audit Committee.
(7)	Represents an annual cash retainer for Mr. Sblendorio’s service as a director and as Chairperson of the Audit Committee.
(8)	Represents an annual cash retainer for Mr. Welch’s service as a director, as a member of the Compensation Committee and as Chairperson of the Nominating and Governance Committee.
(9)	Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), in respect of restricted stock and stock option awards. These amounts do not reflect compensation actually received by the Independent Directors. Assumptions used in the calculation of these amounts are included in “Note 14” to the Notes to Consolidated Financial Statements for the year ended December 31, 2017, included in our Annual Report. Each Independent Director received 1,423 shares of restricted stock and 2,036 stock options in 2017. As of December 31, 2017, the aggregate number of outstanding shares of restricted stock and stock options (including unvested restricted stock and stock option awards) held by each Independent Director serving on the Board during 2017 was as follows: 1,423 shares of restricted stock and 14,388 stock options for Mr. Fundarò; 1,423 shares of restricted stock and 10,138 stock options for Dr. Akkaraju; 1,423 shares of restricted stock and 5,935 stock options for Dr. Benatti; 3,028 shares of restricted stock and 5,232 stock options for Mr. Bradbury; 3,028 shares of restricted stock and 5,232 stock options for Dr. Gottesdiener; 1,856 shares of restricted stock and 7,134 stock options for Mr. Santini; 1,423 shares of restricted stock and 5,935 stock options for Mr. Sblendorio; and 1,856 shares of restricted stock and 7,134 for Mr. Welch.

Stock Ownership Guidelines for Directors

The Company has adopted minimum stock ownership guidelines for the Board, which require, within a five-year period, the Independent Directors to hold Company equity equal to at least 3x their annual cash retainer. Until the ownership guidelines are satisfied, the Independent Directors are required to maintain a minimum retention ratio of at least 50% of their annual equity awards, net of shares sold or withheld solely to pay applicable exercise fees and/or withholding taxes. Any Independent Directors failing to meet the guidelines within the allotted compliance period will be required to maintain a minimum retention ratio of 100% of net shares after the applicable exercise fees and/or withholding taxes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of April 23, 2018 regarding the beneficial ownership of the Company’s shares by:

•	each person who was known by the Company to own beneficially more than 5% of its shares;
•	each member of the Board and each of the Company’s named executive officers; and
•	all members of the Board and the Company’s executive officers as a group.

For purposes of the table below, we deem shares subject to options that are exercisable or exercisable within sixty days of April 23, 2018 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them. On April 23, 2018, there were 29,582,955 shares outstanding. Unless otherwise specified, the address of each director and executive officer is c/o Intercept Pharmaceuticals, Inc., 10 Hudson Yards, 37th Floor, New York, NY 10001.

Name and Address	Shares Beneficially Owned(5)
	Number of Shares	Percentage of Common Stock
5% Stockholders:
Genextra S.p.A.(1)	6,845,578	23.1%
FMR LLC(2)	3,765,311	12.7%
JPMorgan Chase & Co.(3)	2,007,198	6.8%
Directors and Executive Officers:
Paolo Fundarò	25,886	*
Mark Pruzanski, M.D.	847,355	2.8%
Srinivas Akkaraju, M.D., Ph.D.(4)	259,182	*
Luca Benatti, Ph.D.	10,504	*
Daniel Bradbury	15,809	*
Keith Gottesdiener, M.D.	9,168	*
Nancy Miller-Rich	—	*
Gino Santini	11,061	*
Glenn Sblendorio	9,664	*
Daniel Welch	10,242	*
Jerome Durso	21,250	*
David Ford	9,250	*
Sandip Kapadia	32,948	*
David Shapiro, M.D.	97,887	*
All directors and executive officers as group (18 persons)	1,484,404	4.9%

*	Less than 1%.
(1)	In a Schedule 13G filed with the SEC on April 12, 2018 by Genextra S.p.A. (“Genextra”) and Francesco Micheli, Genextra and Mr. Micheli each reported shared voting power and shared dispositive power over 6,845,578 shares. Mr. Micheli is an Executive Director and Chairman of the Board of Genextra and, in such capacity, Mr. Micheli exercises voting control over the shares owned by Genextra. Mr. Micheli disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. Genextra’s address is Via Privata Giovannino De Grassi, 11, 20123 Milan, Italy. Genextra has informed the Company that it has pledged the shares held by it prior to the Concurrent Private Placement (as defined under “Related Person Transactions—Public Offering and Concurrent Private Placement”) to an affiliate of Credit Suisse Securities (USA) LLC as collateral in connection with a margin loan.

(2)	Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC (“FMR”). In the FMR Schedule 13G, FMR reported sole voting power over 198,547 shares and sole dispositive power over 3,765,311 shares. FMR’s address is 245 Summer Street, Boston, MA 02210.
(3)	Based solely on information contained in a Schedule 13G filed with the SEC on January 10, 2018 by JPMorgan Chase & Co. (“JPM”). In the JPM Schedule 13G, JPM reported sole voting power over 1,844,738 shares and sole dispositive power over 2,007,198 shares. JPM’s address is 270 Park Avenue, New York, NY 10017.
(4)	Includes 234,375 shares held by Samsara BioCapital, L.P. Dr. Akkaraju is a managing member of Samsara BioCapital GP, LLC, the general partner of Samsara BioCapital, L.P. Dr. Akkaraju disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Includes the following shares issuable upon the exercise of options that are exercisable or exercisable within sixty days of April 23, 2018: for Mr. Fundarò, 14,388 shares; for Dr. Pruzanski, 270,791 shares; for Dr. Akkaraju, 10,138 shares; for Dr. Benatti, 5,935 shares; for Mr. Bradbury, 4,167 shares; for Dr. Gottesdiener, 4,167 shares; for Mr. Santini, 7,134 shares; for Mr. Sblendorio, 5,935 shares; for Mr. Welch, 7,134 shares; for Mr. Durso, 6,250 shares; for Mr. Ford, 3,250 shares; for Mr. Kapadia, 12,733 shares; for Dr. Shapiro, 53,674 shares; and for all directors and executive officers as a group, 448,604 shares.

EXECUTIVE OFFICERS

The executive officers of Intercept Pharmaceuticals, Inc. as of April 27, 2018, their positions and their ages are as listed below.

Name	Age	Position
Mark Pruzanski, M.D.	50	President and Chief Executive Officer
Jerome Durso	50	Chief Operating Officer
Lisa Bright	50	President, International
David Ford	49	Chief Human Resources Officer
Sandip Kapadia	48	Chief Financial Officer and Treasurer
Richard Kim	49	President, U.S. Commercial & Strategic Marketing
David Shapiro, M.D.	63	Chief Medical Officer
Ryan Sullivan	42	General Counsel and Secretary
Christian Weyer, M.D., M.A.S.	49	EVP, Research & Development

Mark Pruzanski, M.D. is one of our co-founders and has served as our President and Chief Executive Officer, and as a member of our Board, since our inception in 2002. Dr. Pruzanski has over 20 years of experience in life sciences company management, venture capital and strategic consulting. Prior to co-founding the Company, Dr. Pruzanski was a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm that he co-founded, and an entrepreneur-in-residence at Oak Investment Partners, a venture capital firm. Dr. Pruzanski is a co-author of a number of scientific publications and is named as an inventor on several of our patents. Dr. Pruzanski currently serves on the boards of the Emerging Companies Section of the Biotechnology Innovation Organization (BIO), a biotechnology-focused trade association, and the Foundation for Defense of Democracies, a non-profit policy institute focusing on foreign policy and national security. Dr. Pruzanski received his M.D. from McMaster University in Hamilton, Canada, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Canada.

Jerome Durso has served as our Chief Operating Officer since February 2017. Mr. Durso has 25 years of experience in building and leading commercial and business operations at life sciences companies both in the United States and abroad. Prior to joining the Company, Mr. Durso served as a consultant to the biopharmaceutical industry from September 2015 to February 2017. Mr. Durso has spent the majority of his career at Sanofi, a global pharmaceutical company, where he most recently served as Senior Vice President, Chief Commercial Officer of the Global Diabetes Division from June 2011 to April 2015. From 2010 to 2011, Mr. Durso was Senior Vice President, Chief Commercial Officer of Sanofi’s U.S. pharmaceuticals business. Prior to that, he served in a number of commercial leadership roles of increasing responsibility in business unit and brand management, marketing and sales since he first joined Sanofi in 1993. Mr. Durso earned his bachelor’s degree in marketing from the University of Notre Dame.

Lisa Bright has served as our President, International since July 2016. Ms. Bright has over 25 years of experience in the biopharmaceutical industry. Ms. Bright joined the Company in November 2014 as Senior Vice President and Head of Europe and then served as Chief Commercial and Corporate Affairs Officer from February 2015 to July 2016. Prior to joining the Company, Ms. Bright worked at Gilead Sciences Ltd. starting in 2008, where she held positions of increasing responsibility, including: General Manager United Kingdom & Ireland; Vice President, Northern Europe; Vice President, Head of Sovaldi Launch Planning for Europe, Asia, Middle East and Australasia; and Vice President, Government Affairs Europe, Middle East and Australasia. Prior to holding these positions, Ms. Bright held a range of senior positions at GlaxoSmithKline plc, including Vice President and Managing Director of New Zealand and Vice President — Sales for the United Kingdom. Ms. Bright has been a director of Ascendis Pharma A/S since April 2017. Ms. Bright has a B.Sc. in pharmacology from University College London.

David Ford has served as our Chief Human Resources Officer since May 2017. He brings over 25 years of experience in a variety of human resources roles across the United States, Europe, Latin America and New Zealand. Prior to joining the Company, Mr. Ford spent nearly 15 years at Sanofi, where he most recently served as Vice President Human Resources for the Sanofi Genzyme global business unit from January 2016 to May 2017. Prior to that role, from November 2011 through December 2015, Mr. Ford served as Vice President Human Resources for the Sanofi North American businesses. Mr. Ford joined the pharmaceutical industry in 2002 as the HR Director — United Kingdom and Republic of Ireland for Sanofi-Synthelabo. Mr. Ford holds a master’s degree in business administration from INSEAD, Fontainebleau (France).

Sandip Kapadia has served as our Chief Financial Officer and Treasurer since July 2016. Mr. Kapadia has over 20 years of experience in building and leading finance and administration teams at life sciences companies both in the United States and abroad. Mr. Kapadia joined the Company from Sandoz, Inc., a division of Novartis AG, where he served as Vice President and Chief Financial Officer — North America from July 2014 to June 2016. From March 2012 to June 2014, Mr. Kapadia was Vice President and Chief Financial Officer of Novartis Pharmaceuticals UK Limited. Mr. Kapadia also served as Vice President and Chief Financial Officer of Novartis Pharmaceuticals B.V. located in the Netherlands from 2009 to 2012. Prior to that, he served as Head of Finance — Oncology Business Unit for both Novartis Pharmaceuticals A.G. and Novartis Pharmaceuticals Corporation. Mr. Kapadia earned his bachelor’s degree in business administration and accounting from Montclair State University, an M.B.A from Rutgers Graduate School of Management and is a certified public accountant.

Richard Kim has served as our President, U.S. Commercial & Strategic Marketing since February 2018, having previously served as Senior Vice President, Commercial U.S. since July 2015. He has over 20 years of commercial, marketing and managerial experience in the biopharmaceutical industry in the United States and abroad. Prior to joining the Company, Mr. Kim worked at Bristol-Myers Squibb starting in 2004, where he most recently served as General Manager, Hepatitis C Worldwide Commercialization. Prior to that, Mr. Kim held a number of roles of increasing responsibility at Bristol-Myers Squibb, including Vice President, SPRYCEL Brand Lead, Oncology Global Marketing; Vice President, U.S. In-Line Oncology and Global Marketing for Necitumumab; and Vice President, East Area Sales, Cardiovascular and Metabolics. Prior to holding these positions, Mr. Kim held a range of senior positions in the United States, Canada and Australia at Schering-Plough, which was acquired by Merck & Co., Inc. Mr. Kim earned his bachelor’s degree in chemistry from the University of Alberta.

David Shapiro, M.D. has served as our Chief Medical Officer since November 2017, having previously served as our Chief Medical Officer and Executive Vice President, Development since 2008. Dr. Shapiro has over 25 years of clinical development experience in the pharmaceutical industry. Dr. Shapiro founded a consulting company, Integrated Quality Resources, that focused on development stage biopharmaceutical companies and was active in this role from 2005 to 2008. From 2000 to 2005, Dr. Shapiro was Executive Vice President, Medical Affairs and Chief Medical Officer of Idun Pharmaceuticals, Inc., prior to its acquisition by Pfizer Inc. From 1995 to 1998, he was President of the Scripps Medical Research Center at Scripps Clinic. He also served as Vice President, Clinical Research at Gensia and as Director and Group Leader, Hypertension Clinical Research at Merck Research Laboratories from 1985 to 1990. Dr. Shapiro has authored more than 20 peer-reviewed publications and organized and chaired several conferences aimed at improving product development. Dr. Shapiro served for two terms on the Executive Committee of the Board of the American Academy of Pharmaceutical Physicians. Dr. Shapiro has been a director of Arcturus Therapeutics Ltd. since November 2017. Dr. Shapiro received his medical degree from Dundee University & Medical School, and undertook his postgraduate medical training in the university affiliated hospitals in Oxford, United Kingdom and the University of Vermont. He is an elected Fellow of both the Royal College of Physicians of London and the Faculty of Pharmaceutical Physicians of the United Kingdom.

Ryan Sullivan has served as our General Counsel and Secretary since February 2018. Prior to joining the Company, Mr. Sullivan worked at Anacor Pharmaceuticals, Inc., which was acquired by Pfizer Inc. At Anacor, Mr. Sullivan served as Executive Vice President, General Counsel and Secretary from February 2016 until June 2016 and as Senior Vice President, General Counsel and Secretary from April 2014 until February 2016. Before joining Anacor, Mr. Sullivan worked as an attorney in the legal group of Warner Chilcott plc prior to its acquisition by Actavis plc (now Allergan plc). During his tenure at Warner Chilcott from July 2007 until December 2013, Mr. Sullivan served in a number of positions of increasing responsibility, including most recently as General Counsel and Secretary. Before joining Warner Chilcott, Mr. Sullivan practiced in the New York corporate law group of Cahill Gordon & Reindel LLP. Mr. Sullivan earned his bachelor’s of science degree from Cornell University and his juris doctor degree from Cornell Law School.

Christian Weyer, M.D., M.A.S. has served as our EVP, Research & Development since November of 2017. Dr. Weyer’s career in metabolic drug development spans more than 20 years, involving clinical studies and regulatory submissions at all stages of product development and across the continuum of diabetes, obesity and NAFLD/NASH. Prior to joining the Company, Dr. Weyer was President and Chief Development Officer at ProSciento, Inc., a leading clinical R&D service provider focused on diabetes, NAFLD/NASH and obesity, from December 2015 to November 2017. Dr. Weyer has served as a senior executive in several companies, including as President, Chief Executive Officer and a director of Fate Therapeutics, Inc. from October 2012 to November 2015, where he steered the company’s transition into a publicly-traded cellular therapeutics company, and as Senior Vice President of R&D at Amylin Pharmaceuticals, Inc., where he contributed to the development and approval of several first-in-class medicines for diabetes and lipodystrophy. Before joining Amylin, Dr. Weyer worked at the National Institutes of Health, NIDDK, conducting clinical research on the pathogenesis of obesity and type 2 diabetes. Dr. Weyer received his M.D. and clinical training at the Department of Metabolic Disorders, World Health Organization Collaborating Center for Diabetes Treatment and Prevention, at the University of Düsseldorf, Germany and holds a postdoctoral master’s degree in advanced clinical research from the University of California, San Diego.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and how we implemented it through our 2017 compensation program for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers serving at the end of 2017 (the “named executive officers”):

Name	Title
Mark Pruzanski, M.D.	President and Chief Executive Officer (“CEO”)
Sandip Kapadia	Chief Financial Officer
Jerome Durso(1)	Chief Operating Officer
David Ford(2)	Chief Human Resources Officer
David Shapiro, M.D.(3)	Chief Medical Officer

(1)	Mr. Durso joined the Company in February 2017.
(2)	Mr. Ford joined the Company in May 2017.
(3)	Dr. Shapiro served as Chief Medical Officer and Executive Vice President, Development until his roles were bifurcated in November 2017, after which time he continued as Chief Medical Officer.

Executive Summary

2017 was a productive year for us. We achieved a number of significant commercial and product development milestones and continued to refine and strengthen our executive compensation programs and corporate governance practices. Highlights are described below.

KEY BUSINESS ACHIEVEMENTS

Recognized Significant Ocaliva Revenues in the United States. We recognized $115.8 million in U.S. net sales of Ocaliva® (obeticholic acid or “OCA”) in 2017, its first full year of sales in the United States following its launch in June 2016, as compared to $18.2 million in 2016.
Successful Launch of Ocaliva in Europe and Canada. Ocaliva was granted conditional approval for the treatment of primary biliary cholangitis (“PBC”) by the European Commission in December 2016 and by Health Canada in May 2017. These approvals allowed us to commence our European commercial launch of Ocaliva in certain European countries in January 2017 and in Canada in July 2017. As a result, we recognized $13.4 million in ex-U.S. net sales of Ocaliva in 2017.
Advanced NASH Development Program. We continued our ongoing Phase 3 clinical trial in non-cirrhotic nonalcoholic steatohepatitis (“NASH”) patients with liver fibrosis, known as the REGENERATE trial. In May 2017, we completed enrollment of the interim analysis cohort for the REGENERATE trial, and we currently expect top-line results from the interim analysis in the first half of 2019. In addition, in July 2017, we announced that the CONTROL trial, a Phase 2 clinical trial designed to characterize the lipid metabolic effects of OCA and cholesterol management effects of concomitant statin administration in NASH patients met its primary endpoint. We also continued to work towards expanding our overall NASH development program with additional trials and studies, including our ongoing Phase 3 trial in NASH patients with compensated cirrhosis, known as the REVERSE trial, which we announced in February 2018.
Other Product Development Achievements. In addition to PBC and NASH, we continued to invest in research of OCA for additional patient populations with other liver diseases. For example, in July 2017, we announced top-line results of our Phase 2 AESOP trial in primary sclerosing cholangitis (“PSC”), which evaluated the effects of 24 weeks of treatment with varying doses of OCA compared to placebo. This trial achieved its primary endpoint, which we believe establishes a proof-of-concept of OCA in a second cholestatic liver disease.

Resolved Ocaliva Label Update. In September 2017, we issued a dear healthcare provider letter and the U.S. Food and Drug Administration (the “FDA”) also subsequently issued its own safety communication to reinforce recommended dosing in accordance with the Ocaliva label, following the reporting of deaths in certain PBC patients prescribed Ocaliva with moderate or severe hepatic impairment. In an analysis performed by us and in consultation with the FDA, we concluded that these patients were prescribed once daily doses of Ocaliva, which is seven times higher than the recommended weekly dose in such patients. Both communications reminded healthcare providers of the importance of the recommended reduced dosing of Ocaliva in PBC patients with moderate or severe hepatic impairment, while reiterating the importance of monitoring PBC patients for progression of their disease and the occurrence of liver-related adverse reactions. In February 2018, we announced that the Ocaliva label in the United States had been updated by the FDA to include a boxed warning and a dosing table that reinforce the existing dosing schedule for patients with Child-Pugh Class B or C or decompensated cirrhosis, and the FDA issued an updated drug safety communication to accompany the revised label. We are focused on the safety of all of the patients using Ocaliva within and outside of our ongoing clinical studies and, with this updated label, remain confident in the benefit that Ocaliva provides when used as directed in patients with PBC.
Strengthened Executive Leadership Team. We continued to strengthen our leadership team with the addition of a number of talented executives with extensive experience in the biopharmaceutical industry, including Jerome Durso, our new Chief Operating Officer, David Ford, our new Chief Human Resources Officer, Christian Weyer, M.D., M.A.S., our new EVP, Research & Development, and Ryan Sullivan, our new General Counsel and Secretary. We believe that these individuals will provide critical leadership and support for our product development and commercialization efforts, as well as our operations as a commercial-stage public company.

CEO COMPENSATION HIGHLIGHTS

Our CEO

Dr. Mark Pruzanski co-founded our Company and has served as our CEO since our inception in 2002. Dr. Pruzanski has been critical in driving many of our achievements over the past 15 years.

Market-Based CEO Compensation. For 2017, we determined total CEO compensation (including annual equity awards) with reference to the 50th percentile of the competitive market based on our compensation peer group. In 2018, we continued this approach and again determined total CEO compensation (including annual equity awards) with reference to this percentile.

Break-Down of 2017 CEO Compensation

Significant Performance Elements. In 2017, we incorporated significant performance elements into Dr. Pruzanski’s annual and long-term incentive compensation arrangements. Approximately 89% of Dr. Pruzanski’s 2017 total direct compensation consisted of variable compensation elements dependent on our achievement of corporate performance goals and objectives and our stock price performance.

TSR-Based Performance Share Units. In 2018, we introduced performance share unit awards (“TSR PSUs”) that vest, if at all, based on the Total Shareholder Return (“TSR”) of our common stock relative to that of the companies comprising the S&P Biotechnology Select Industry Index (“TSR Peer Group”) over a 3-year period, subject to continued employment. As a result, 100% of Dr. Pruzanski’s 2018 annual equity awards consisted of performance-based equity awards, with approximately half of the grant date fair value comprised of TSR PSUs and the remaining half comprised of stock options.
Executive Leadership. Our CEO leads a highly-experienced executive team that has enabled our company to achieve the milestones described above.

COMPENSATION AND GOVERNANCE BEST PRACTICES

What We Do

Independent Chairman, Lead Independent Director and Majority Independent Board. Paolo Fundarò serves as our Board’s Chairman, and all of the members of our Board (except Dr. Pruzanski) are independent directors. In February 2018, we appointed Gino Santini to serve as our Board’s Lead Independent Director, which we believe enhances our Board governance structure and will contribute to the overall effectiveness of our Board. In addition, in April 2018, we appointed Nancy Miller-Rich as a new independent director to our Board.
Independent Compensation Committee. Our Compensation Committee, which is composed entirely of independent directors, provides independent oversight of our compensation programs.
Independent Compensation Consultant. Our Compensation Committee uses an independent executive compensation consulting firm that reports directly to the committee.
Annual Compensation Review and Analysis. Our Compensation Committee conducts an annual assessment of executive compensation to ensure that we provide competitive compensation packages to attract, retain, reward and incentivize our executive management team to achieve success for us and our stockholders.
Multiple Performance Elements. In accordance with our performance-based compensation philosophy, our executive compensation program incorporates multiple performance elements, including target-based cash incentive bonuses payable upon the achievement of corporate and individual goals and objectives, and long-term equity incentive compensation, a substantial portion of which consists of stock options and, commencing with our 2018 annual equity grants, TSR PSUs.
Market Benchmarking and Use of Reference Peer Group. Our Compensation Committee, with the assistance of its independent compensation consultant, annually analyzes similar life science companies to identify a relevant group of peer companies for purposes of ensuring the reasonableness and competitiveness of our executive compensation program.
Stock Ownership Requirements. We have adopted minimum stock ownership guidelines for our Board, CEO and other executive officers, including our named executive officers, which require, within specified periods of time, our non-employee directors to hold Company equity equal to at least 3x their annual cash retainer and our CEO and other executive officers to hold Company equity equal to at least 3x and 1x, respectively, their annual base salary.
Clawback Policy. In early 2018, we adopted a clawback policy that permits the Company to recover, from any current or former executive officer, including any named executive officer, whose fraud or intentional misconduct contributes to the circumstances requiring the Company to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under U.S. federal securities laws, up to 100% of any incentive-based compensation received by such officer from the Company during the one-year period preceding the date on which the Company is required to prepare such accounting restatement.
Compensation Risk Assessment. In 2018, we strengthened our annual compensation risk assessment review process.

What We Don’t Do

✗	No excise tax gross-ups. We have not provided excise tax gross-ups to any of our named executive officers.
✗	No “single-trigger” change-in-control protections. The change-in-control protections for our named executive officers are limited to “double-trigger” arrangements, which do not provide for automatic payment upon the occurrence of a change in control. Instead, such arrangements require both a change in control and a qualifying termination of employment to occur.
✗	Limited perquisites. Our named executive officers generally receive the same benefits as are available to all of our salaried employees, with limited recurring exceptions primarily consisting of fully-paid health insurance premiums.
✗	No automatic or guaranteed annual salary increases. We do not provide for any formulaic or guaranteed base salary increases for our named executive officers.
✗	No guaranteed bonuses. We do not provide guaranteed bonuses to our named executive officers.
✗	No hedging or pledging of Company stock. Our named executive officers and other employees are restricted from engaging in speculative trading activities, including hedging or pledging their company securities as collateral.

STOCKHOLDER ENGAGEMENT

Annual “Say-on-Pay”. We have determined to hold an advisory vote on the compensation of our named executive officers (a “say-on-pay” vote) every year. Our 2017 advisory say-on-pay proposal was approved by over 99% of the votes cast on the proposal. Our Compensation Committee took this result into consideration when designing the structure of our 2018 annual compensation program, including the performance-based elements thereof, such as the TSR PSUs granted to our executive officers in early 2018.
Communication with Stockholders. We believe that stockholder engagement is important and we regularly communicate with our largest stockholders. As we mature as a company, we will continue to expand our stockholder engagement efforts. We welcome feedback with respect to our executive compensation practices from all of our stockholders.
Focus on Stockholder Value. Our Compensation Committee members, who are themselves stockholders, approved the compensation for our CEO and other named executive officers with the goal of driving long-term company performance and stockholder returns.

Executive Compensation Philosophy

We have adopted a performance-based compensation philosophy that is intended to attract, retain, reward and incentivize our executive officers to achieve our near-term corporate goals, as well as our long-term strategic objectives. In particular, our philosophy is designed to achieve the following objectives:

•	reward the achievement of measurable corporate objectives and align executive officers’ incentives with increasing stockholder value;
•	attract, retain and motivate highly-talented individuals with the skills and demonstrated abilities necessary to deliver superior execution of our short- and long-term strategic plans and drive our continued success;
•	provide executive compensation that is competitive with that paid by our peers in the competitive and dynamic biopharmaceutical industry;
•	appropriately balance cash compensation designed to encourage the achievement of critical annual objectives with equity incentives designed to inspire the achievement of long-term goals and align the interests of our executive officers more closely with those of our stockholders; and
•	align the compensation principles for our executive officers with those for all employees to help create a company-wide performance culture.

Our Executive Compensation Process

The Role of the Compensation Committee

Our Compensation Committee is responsible for the evaluation and oversight of our executive compensation program, policies and practices. Accordingly, our Compensation Committee reviews and approves all compensation provided to our named executive officers, including adjustments to base salaries, annual target-based cash incentive bonuses, equity incentive awards, severance arrangements and benefit programs. Our Compensation Committee consists of three members of our Board, each of whom has extensive experience in our industry and is an independent director under applicable Nasdaq and SEC rules. Our Compensation Committee uses its judgment and experience to develop and approve executive compensation decisions, including our Chief Executive Officer’s compensation package. In doing so, our Compensation Committee meets with an independent compensation consultant in executive session without our Chief Executive Officer or any other member of management present. Our Compensation Committee also periodically evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent.

Management’s Involvement in the Executive Compensation Process

A small number of executive officers, including our Chief Executive Officer, participate in general sessions of our Compensation Committee. Management does not participate in executive sessions of our Compensation Committee. At the request of our Compensation Committee, our Chief Executive Officer provides input and recommendations to the committee on salary adjustments, annual target-based cash incentive bonus amounts and appropriate equity incentive compensation levels in relation to our executive officers other than himself. In formulating these recommendations, our Chief Executive Officer may consider data obtained from third-party sources, including data provided by compensation consultants other than the independent compensation consultant retained by our Compensation Committee.

Use of Independent Compensation Consultants by the Compensation Committee

In designing our executive compensation program, our Compensation Committee considers publicly available compensation data for other companies in the biopharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. In 2017, our Compensation Committee also retained the services of Radford, an independent compensation consultant and subdivision of Aon plc, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. For 2017, Radford provided advice and data to our Compensation Committee on executive and director compensation matters, including the selection of our compensation peer group, comparative market pay levels, equity dilution and annual share utilization practices, incentive plan design and emerging market trends. Although our Compensation Committee considers the advice and recommendations of its compensation consultant about our executive compensation program, the committee ultimately makes its own decisions about these matters. Our Compensation Committee determined that the work of Radford did not raise any conflicts of interest in 2017. In making this assessment, our Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and the applicable Nasdaq rules.

Market Benchmarking and Peer Group

Our Compensation Committee references a peer group of publicly traded companies in the biopharmaceutical industry for purposes of gathering data to compare with our existing executive compensation levels and practices and as context for future compensation decisions. Our Compensation Committee, with the assistance of its independent compensation consultant, periodically reviews and updates the compensation peer group, as appropriate, to include companies that the Compensation Committee believes are competitors for executive talent and are similar to us based on a number of criteria, including stage of development, revenue, market capitalization and number of employees. Our Compensation Committee may consider peer group and other industry compensation data and the recommendations of its independent compensation consultant when making decisions related to executive compensation. Our Compensation Committee also considers peer companies identified by proxy advisory firms in the prior year’s proxy cycle. Changes in the composition of our compensation peer group from 2016 to 2017 were largely the result of, among other things, the replacement of companies that had been acquired or that our Compensation Committee, with the assistance of its independent compensation consultant, no longer considered comparable to us in light of the criteria outlined above. The companies included in our compensation peer group for 2017 were as follows:

ACADIA Pharmaceuticals Inc.	Ionis Pharmaceuticals, Inc.	Seattle Genetics Inc.
Alkermes plc	Ironwood Pharmaceuticals, Inc.	Tesaro, Inc.
Alnylam Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.	The Medicines Company
bluebird bio, Inc.	Ophthotech Corporation	Ultragenyx Pharmaceutical Inc.
Exelixis, Inc.	Puma Biotechnology, Inc.	United Therapeutics Corporation
Incyte Corporation

At the beginning of 2017, based on the input and analysis provided by Radford and the recommendation of our Chief Executive Officer (except with respect to his own compensation), our Compensation Committee determined that 2017 target total direct compensation for our Chief Executive Officer and other named executive officers employed by the Company would be determined with reference to the 50th percentile of compensation for executives holding similar positions at the companies in our compensation peer group. In determining each named executive officer’s equity incentive award, our Compensation Committee examined peer group compensation data provided by Radford and other related compensation data. When hiring our new Chief Operating Officer and new Chief Human Resources Officer during 2017, our Compensation Committee continued to use this approach, although it supplemented annual compensation with one-time “sign-on” equity awards as necessary and appropriate to achieve the Company’s recruitment and retention objectives and to closely align the interests of the new named executive officer with those of our stockholders.

Annual Compensation Review Process

On an annual basis, our Compensation Committee meets to review the performance of our Chief Executive Officer and our other named executive officers. At these meetings, our Compensation Committee typically invites our Chief Executive Officer to participate in the discussion (excluding discussions pertaining to his own compensation) in order to seek our Chief Executive Officer’s input and recommendations with respect to each named executive officer (other than himself) as to:

•	the achievement of stated corporate performance objectives;
•	the level of contributions made to the general management and guidance of the Company; and
•	the amount of any salary increases, cash incentive bonus payouts and new equity awards.

Our Compensation Committee takes into consideration these recommendations and other relevant performance and competitive market factors when it makes its determination on executive compensation matters. Our Compensation Committee also meets to review and decide compensation matters periodically throughout the year.

Consideration of Prior Stockholder Advisory Vote to Approve Named Executive Officer Compensation

We have determined to hold an advisory vote on the compensation of our named executive officers (a “say-on-pay” vote) every year. Each year, our Compensation Committee considers the outcome of the prior year’s say-on-pay vote when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. At our 2017 Annual Meeting of Stockholders, our stockholders demonstrated strong support of our named executive compensation programs, with our 2017 advisory say-on-pay proposal being approved by over 99% of the votes cast on the proposal. Our Compensation Committee took this result into consideration when designing the structure of our 2018 annual compensation program, including the performance-based elements thereof, such as the TSR PSUs granted to our executive officers in early 2018. Our Compensation Committee will continue to take into account future stockholder advisory votes to approve executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect stockholder concerns or to address market developments.

Additional Compensation Risk Management Initiatives

We strive to incorporate best practices in our executive compensation program, including by adopting from time to time additional compensation policies and practices that discourage excessive or unnecessary risk-taking. For example, in early 2018, we adopted a clawback policy that permits the Company to recover, from any current or former executive officer, including any named executive officer, whose fraud or intentional misconduct contributes to the circumstances requiring the Company to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under U.S. federal securities laws, up to 100% of any incentive-based compensation received by such officer from the Company during the one-year period preceding the date on which the Company is required to prepare such accounting restatement. We also strengthened our annual compensation risk assessment review process in 2018.

We have adopted minimum stock ownership guidelines for our Board, Chief Executive Officer and other executive officers, including our named executive officers, which require, within a five-year period, our non-employee directors to hold Company equity equal to at least 3x their annual cash retainer and our Chief Executive Officer and other executive officers to hold Company equity equal to at least 3x and 1x, respectively, their annual base salary. Until the ownership guidelines are satisfied, our non-employee directors and executive officers are required to maintain a minimum retention ratio of at least 50% of their annual equity awards, net of shares sold or withheld solely to pay applicable exercise fees and/or withholding taxes. Any non-employee director or executive officer failing to meet the guidelines within the allotted compliance period will be required to maintain a minimum retention ratio of 100% of net shares after the applicable exercise fees and/or withholding taxes.

We have not provided excise tax gross-ups to any of our named executive officers and change-in-control protections for our named executive officers are limited to “double-trigger” arrangements, which do not provide for automatic payment upon the occurrence of a change in control. Instead, such arrangements require both a change in control and a qualifying termination of employment to occur. Our named executive officers generally receive the same benefits as are available to all of our salaried employees, with limited recurring exceptions primarily consisting of fully-paid health insurance premiums. We do not provide for any formulaic or guaranteed base salary increases for our named executive officers and we do not provide guaranteed bonuses to our named executive officers. In addition, our employees, including our named executive officers, are restricted from engaging in speculative trading activities, including hedging or pledging their company securities as collateral.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;
•	annual target-based cash incentive bonuses;
•	equity incentive awards;
•	broad-based health and welfare benefits; and
•	balanced severance arrangements.

Our Compensation Committee believes that a significant amount of executive compensation should be in the form of “at risk” incentives and that the pay mix should be strongly weighted toward equity incentive awards in order to provide alignment with long-term stockholder value. However, we do not have a formal or informal policy for a pre-set allocation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our Compensation Committee, after reviewing information provided by its independent compensation consultant and other relevant data, determines what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. Therefore, we provide base salaries that meet competitive salary norms and recognize individual performance on an annual basis. We provide an opportunity to earn annual target-based cash incentive bonuses to incentivize and reward superior short-term performance. To further focus our named executive officers on longer-term performance and the creation of stockholder value, we rely upon equity-based awards that vest over a meaningful period of time and the value of which is dependent on stock price performance.

Base Salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our named executive officers. Base salaries for newly-hired named executive officers typically are established through an arm’s-length negotiation at the time the individual is hired, taking into account factors such as the position for which the individual is being considered, the individual’s qualifications, prior experience and prior base salary (to the extent available) and competitive market demand. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our Compensation Committee reviews and evaluates, with input from our Chief Executive Officer (other than with respect to his own base salary), the need for adjustment of the base salaries of our named executive officers based on changes and expected changes in the scope of their responsibilities. Our Compensation Committee also considers promotions, the contributions made by and performance of the named executive officer during the prior fiscal year, the individual’s performance over a period of years, overall economic and labor market conditions, the relative ease or difficulty of replacing the individual with a well-qualified person, our overall growth and development as a company, general salary trends in our industry and among our compensation peer group and where the individual’s salary falls in the salary range presented by that data. For more information regarding our compensation peer group, see “—Our Executive Compensation Process—Market Benchmarking and Peer Group” above. In making decisions regarding salary increases, our Compensation Committee may also draw upon the experience of members of our Board with other companies.

For 2017, our Compensation Committee determined annual base salaries for each of our named executive officers (other than newly-hired named executive officers) based on their overall individual performance in 2016, their increased level of experience and to ensure that their salaries remained competitive with those of similarly-situated executives in our compensation peer group. The annual base salaries for Mr. Durso and Mr. Ford were negotiated in the context of competitive recruitment processes and were determined by our Compensation Committee, which considered the factors described in the preceding paragraph, as well as compensation peer group data and other input provided by Radford and the recommendation of our Chief Executive Officer. For 2017 and, as applicable, 2016, the annual base salaries for each of our named executive officers were as follows:

Named Executive Officer	2017 Salary	2016 Salary	Change from 2016
Mark Pruzanski, M.D.	$675,000	$620,000	8.87%
Sandip Kapadia	$425,000	$400,000	6.25%
Jerome Durso(1)	$520,000	—	New hire
David Ford(2)	$380,000	—	New hire
David Shapiro, M.D.	$489,300	$475,000	3.01%

(1)	Mr. Durso joined the Company in February 2017. Mr. Durso’s prorated salary for 2017 was $441,333.
(2)	Mr. Ford joined the Company in May 2017. Mr. Ford’s prorated salary for 2017 was $246,269.

The change to the annual base salary of each named executive officer, as applicable, was effective as of January 1, 2017. Please refer to “—Compensation Decisions Relating to Fiscal Year 2018” below for a listing of the annual base salaries of each of our named executive officers for 2018.

Annual Target-Based Cash Incentive Bonuses

As part of our performance-based compensation philosophy, our annual target-based cash incentive bonus program is designed to reward our named executive officers for the achievement of specified, measurable annual corporate objectives. At the beginning of each year, the cash incentive bonus opportunity for each named executive officer is established as a target percentage of such officer’s base salary. The actual annual cash incentive bonus amounts payable to our named executive officers are determined after year end based on our Compensation Committee’s evaluation of performance against the corporate objectives and, in the case of our named executive officers other than our Chief Executive Officer, the achievement of individual performance levels. Individual performance of the named executive officers (other than our Chief Executive Officer) is determined by our Compensation Committee after considering the overall performance of the officer and taking into account the recommendations of the Chief Executive Officer.

Our Compensation Committee believes that a cash incentive bonus program based on the evaluation of multiple corporate objectives and individual performance (with respect to our named executive officers other than our Chief Executive Officer) is best-suited for a biopharmaceutical company at our stage of development due to the uncertainties inherent in the development, regulatory approval and commercialization of new drug treatments. Our Compensation Committee also considers the practices of our compensation peer group and overall industry practices as part of its review of our cash incentive bonus program. In order to better align cash incentive bonus payouts with performance, our Compensation Committee may take additional significant corporate achievements into account for the current year’s cash incentive bonus calculation that were not contemplated at the time the current year corporate objectives were determined. Our Compensation Committee also has the authority to shift corporate objectives to subsequent fiscal years and to eliminate them for the current year’s cash incentive bonus calculation if it determines that underachievement of a goal was primarily caused by circumstances that were beyond the named executive officer’s control or if it determines that the business priorities for the year had shifted. Each of our Compensation Committee and Board has authority, in its sole discretion, to review and approve management’s evaluation of how we performed against our corporate objectives and the recommended cash incentive bonus payout levels. This authority includes the ability to rate the accomplishment of particular objectives at below, equal to or greater than 100% of target based on the Company’s performance.

The target annual cash incentive bonus for each named executive officer is set by our Compensation Committee as a percentage of such officer’s base salary. The target percentages approved by our Compensation Committee are typically based on an evaluation of compensation peer group data, as well as consideration of the level of qualification and experience of each named executive officer as well as internal pay comparisons. Based on this evaluation, our Compensation Committee determined to maintain the 2017 annual cash incentive bonus target percentages for our named executive officers at their 2016 levels.

Our annual corporate objectives have historically included the achievement of specific clinical, regulatory, operational and/or financial milestones, with a focus on the advancement of our product candidates in clinical development, the pursuit of various internal initiatives and ensuring adequate funding for our growth. As we continue to transition from a development-stage company to a commercial-stage company, we have begun to introduce precommercial and commercial-related milestones into our annual corporate objectives, with added focus on precommercial and commercial preparedness, commercial sales metrics and regulatory achievements. The corporate objectives are proposed by senior management each year and approved by our Compensation Committee and Board in the beginning of our fiscal year, with such modifications as our Compensation Committee and Board deem appropriate. In connection with such approval, our Compensation Committee and Board conduct a rigorous review designed to ensure that such objectives reflect the corporate performance measures that we believe are most important to the success of our company and will drive stockholder value. In addition, the corporate objectives are set at challenging levels so as to require our named executive officers to expend substantial effort and commitment leveraging their individual and collective skills and competencies to attain such goals and objectives.

For 2017, our annual corporate objectives are summarized below:

•	achieve certain U.S. and ex-U.S. commercial sales metrics for Ocaliva in PBC;
•	achieve certain milestones related to our REGENERATE trial in non-cirrhotic NASH patients with liver fibrosis and with respect to additional clinical trials and studies in NASH;
•	achieve certain milestones related to our research activities for indications other than PBC and NASH; and

•	implement certain corporate infrastructure and human resources-related initiatives.

In February 2018, our Compensation Committee considered our performance in light of the above goals, together with other information available to it, and determined that we achieved our 2017 corporate objectives at a level of 85%.

Our Chief Executive Officer’s cash incentive bonus is determined solely based on the achievement of corporate goals, whereas the cash incentive bonus for our other named executive officers is based on both our corporate goals and individual performance. Our Compensation Committee’s assessment of the individual performance of our named executive officers (other than our Chief Executive Officer) may result in such officers receiving cash incentive bonuses that are higher or lower than the amounts that they would otherwise receive if such bonuses were based on the achievement of corporate goals alone. For 2017, our Compensation Committee reviewed our performance against our 2017 corporate objectives and determined the individual performance of the named executive officers (other than our Chief Executive Officer) after evaluating their individual performance levels in consultation with the Chief Executive Officer. For 2017, the target and actual cash incentive bonuses for each of our named executive officers were as follows:

Named Executive Officer	Target Bonus (as % of Base Salary)	Actual Bonus (as % of Target)
Mark Pruzanski, M.D.	70%	85%
Sandip Kapadia	50%	89%
Jerome Durso	50%	100%
David Ford	50%	89%
David Shapiro, M.D.	50%	70%

Please refer to “—Compensation Decisions Relating to Fiscal Year 2018” below for a listing of the target annual cash incentive bonuses for each of our named executive officers for 2018.

Equity Incentive Awards

Our equity incentive program is the vehicle used for providing long-term incentives to our executive officers, including our named executive officers. We believe that equity awards provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the long-term interests of such officers and our stockholders. In addition, we believe that equity awards with a time- or performance-based vesting feature promote retention because these features incentivize our named executive officers to remain in our employment during the vesting period.

To date, we have used equity awards both to compensate our named executive officers in the form of new hire grants at the commencement of their employment and to provide ongoing long-term incentives to such officers as our business has developed. We also generally plan to continue to grant equity awards on at least an annual basis to all of our named executive officers. Typically, stock option and restricted stock (or restricted stock unit) awards granted to our named executive officers vest over a period of four years, subject to continued employment. The exercise price for any Company stock option is set at no less than the fair market value of our common stock on the date of grant, as determined by reference to the closing market price of our common stock on such date.

Annual Equity Awards

In determining the size of the annual equity awards granted to our named executive officers, our Compensation Committee considers recommendations developed by its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our compensation peer group and our industry. In addition, our Compensation Committee considers each named executive officer’s individual performance and the extent to which such officer has vested in previous equity awards, as well as our overall corporate performance and the potential for enhancing the long-term creation of value for our stockholders.

Annual equity awards to our named executive officers are typically granted each year in conjunction with the review of their individual performance and our overall corporate performance for the previous year. This review typically occurs at meetings of our Compensation Committee held during the first quarter of each year.

This allows our Compensation Committee to review various metrics related to our performance in the previous year before making award determinations.

In determining the annual equity awards to be granted to our named executive officers in 2017, our Compensation Committee considered, among other things, the value of the annual equity awards received by executives in our compensation peer group and our industry and the size of the annual equity awards as a percentage of our outstanding stock, dilution to existing stockholders and the retention value in the outstanding equity program based on the value of outstanding unvested awards, all of which were considered in light of individual and corporate performance in 2016. To promote our performance-based compensation philosophy, individual equity awards were positioned higher or lower within the compensation peer group range based on the individual performance of each named executive officer.

We believe that a mix of compensation components incentivizes consistently strong performance. In 2017, our Compensation Committee granted to our named executive officers a mix of equity incentive awards, including stock option and restricted stock awards. Our approach reflects what we believe is an appropriate equity allocation, providing our named executive officers with exposure to downside stock-price risk through stock options, while addressing the historically high volatility of our common stock through the restricted stock award component. This approach also helps manage overall dilution levels and the remaining equity pool available under our 2012 Equity Incentive Plan (“2012 Plan”) in light of our significant recent growth and future potential expansion of company headcount. In 2018, we retained the use of stock option and restricted stock (or restricted stock unit) awards and introduced as part of our annual equity award program performance share unit awards that vest, if at all, based on our TSR relative to that of our TSR Peer Group over a 3-year period, subject to continued employment. Approximately half of the grant date fair value of Dr. Pruzanski’s 2018 annual equity award was comprised of such TSR PSUs and the remaining half was comprised of stock options. Our other named executive officers received an equal proportion of the grant date fair value of their 2018 annual equity awards in the form of such TSR PSUs, stock options and restricted stock units. Please refer to “—Compensation Decisions Relating to Fiscal Year 2018” below for a listing of grants made to each of our named executive officers in connection with our 2018 annual equity award program.

In February 2017, as part of our annual grant process, our Compensation Committee approved the grant of stock option and restricted stock awards to our named executive officers. The stock option awards granted in connection with our 2017 annual grant have (i) a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment and (ii) an exercise price of $107.18 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on the date of grant. The restricted stock awards granted in connection with our 2017 annual grant have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/16th of the shares subject to the award vesting each quarter thereafter, subject to continued employment. The grants made to each of our named executive officers in connection with our 2017 annual equity award program are set forth in the following table. Please refer to “—Components of Our Executive Compensation Program—Equity Incentive Awards—New Hire Equity Awards” below for a listing of grants made to Mr. Durso and Mr. Ford in 2017.

Named Executive Officer	Stock Options	Shares of Restricted Stock
Mark Pruzanski, M.D.	40,000	23,200
Sandip Kapadia	11,600	7,000
David Shapiro, M.D.	10,000	6,000

New Hire Equity Awards

We grant a new hire equity award in connection with the commencement of a named executive officer’s employment as appropriate and necessary to recruit talent, consistent with industry practice. The size of each new hire award is established through an arm’s-length negotiation at the time the named executive officer is hired, taking into account factors such as the position for which the individual is being considered, the individual’s qualifications and prior experience, any equity awards that the individual will forfeit by leaving his or her former employer and competitive market demand. Typically, stock option and restricted stock (or restricted stock unit) awards granted to our newly-hired named executive officers vest over a period of four years, subject to continued employment.

In connection with the competitive recruitment and hiring of our new Chief Operating Officer, Mr. Durso, and our new Chief Human Resources Officer, Mr. Ford, who commenced employment with the Company in February 2017 and May 2017, respectively, our Compensation Committee granted Mr. Durso and Mr. Ford stock option and restricted stock awards. The grants of such long-term equity incentive awards were instrumental to the recruitment of Mr. Durso and Mr. Ford and were determined by our Compensation Committee, which considered the factors described in the preceding paragraph, as well as compensation peer group data and other input provided by Radford and the recommendation of our Chief Executive Officer. In addition, such grants were designed to closely align the interests of Mr. Durso and Mr. Ford with those of our stockholders and satisfy our retention objectives.

The following table sets forth the new hire equity awards that were granted to Mr. Durso and Mr. Ford. The stock option awards granted to Mr. Durso and Mr. Ford have (i) a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment and (ii) an exercise price of $115.93 per share (in the case of Mr. Durso) and $114.90 per share (in the case of Mr. Ford), which was the last reported sale price of our common stock on the Nasdaq Global Select Market on the relevant date of grant. The restricted stock awards granted to Mr. Durso and Mr. Ford have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/16th of the shares subject to the award vesting each quarter thereafter, subject to continued employment.

Named Executive Officer	Stock Options	Shares of Restricted Stock
Jerome Durso	20,000	15,000
David Ford	12,000	6,000

Benefits and Other Compensation

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, vision, group life insurance and long- and short-term disability insurance. For our U.S.-based employees, we also provide a 401(k) plan. Under our 401(k) plan, we are permitted to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Since 2015, we have matched an employee’s contributions to the 401(k) plan up to the first five percent of the employee’s salary, subject to such limits. We provide pension, insurance and other benefits to employees located outside the United States in line with those provided to similar employees in their respective countries. Our named executive officers generally receive the same benefits as are available to all of our salaried employees, with limited recurring exceptions primarily consisting of fully-paid health insurance premiums. Our Compensation Committee in its discretion may revise, amend or add to a named executive officer’s benefits and perquisites if it deems it advisable. For example, in particular circumstances, we may agree to reimburse a named executive officer for certain expenses, such as commuting expenses, as an additional incentive to join us in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case-by-case basis under the specific hiring circumstances. In 2017, Mr. Kapadia received an aggregate commuting allowance of $2,165 and Dr. Shapiro received an aggregate car allowance of $12,000. Mr. Kapadia ceased receiving such commuting allowance following the second quarter of 2017. See “—Summary Compensation Table” below.

Severance and Change in Control Benefits

Pursuant to employment agreements or arrangements that we have entered into with our named executive officers, such officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination in connection with a change in control of the Company. We believe that providing such benefits is consistent with industry practices and helps us to compete for executive talent, as well as to retain and motivate our named executive officers and minimize management distraction created by uncertain job security, particularly in the event of a potential transaction that would be beneficial to our stockholders.

We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the employment of the named executive officer is terminated under certain circumstances in connection with the change in control. We believe that a “double trigger” benefit is protective of stockholder value. It prevents unintended windfalls to named executive officers in the event of a change in control absent a qualifying termination, while still incentivizing named executive officers to pursue change in control transactions determined by our Board to be in the best interest of our stockholders.

Please refer to “—Employment Arrangements with Our Named Executive Officers” below for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to our named executive officers under various termination circumstances under the caption “—Potential Payments and Benefits Upon Termination of Employment or Change in Control” below.

Compensation Decisions Relating to Fiscal Year 2018

In February 2018, the annual base salaries of our named executive officers were set by our Compensation Committee as follows, effective January 1, 2018:

Named Executive Officer	2018 Salary	2017 Salary	Change from 2017
Mark Pruzanski, M.D.	$702,000	$675,000	4.00%
Sandip Kapadia	$442,000	$425,000	4.00%
Jerome Durso	$540,800	$520,000	4.00%
David Ford	$392,000	$380,000	3.16%
David Shapiro, M.D.	$489,300	$489,300	—

In addition, in February 2018, our Compensation Committee determined to maintain the 2018 annual cash incentive bonus target percentages for our named executive officers at their 2017 levels, and approved cash incentive bonus targets for our named executive officers for 2018 as follows:

Named Executive Officer	Target Bonus (as % of Base Salary)
Mark Pruzanski, M.D.	70%
Sandip Kapadia	50%
Jerome Durso	50%
David Ford	50%
David Shapiro, M.D.	50%

In February 2018, our Compensation Committee approved the following equity grants to our named executive officers:

Named Executive Officer	TSR PSUs	Stock Options	Restricted Stock Units
Mark Pruzanski, M.D.	23,400	45,500	—
Sandip Kapadia	5,400	10,500	6,900
Jerome Durso	10,600	20,700	13,600
David Ford	3,400	6,600	4,300
David Shapiro, M.D.	2,300	4,400	2,900

The stock option awards granted in connection with our 2018 annual grant have (i) a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment and (ii) an exercise price of $58.74 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on the date of grant. The restricted stock unit awards granted in connection with our 2018 annual grant have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/16th of the shares subject to the award vesting each quarter thereafter, subject to continued employment. The TSR PSUs granted in connection with our 2018 annual grant vest, if at all, based on our TSR relative to that of our TSR Peer Group over a 3-year period, subject to continued employment. The percentage of such TSR PSUs that may vest following such period ranges from 0% to 150% as follows:

Relative TSR	Vesting Percentage
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile and Above	150%

The percentage of such TSR PSUs that will vest in the event that our relative TSR falls between the 25th and 75th percentiles will be based on linear interpolation. In addition, if our relative TSR meets or exceeds the 50th percentile, but our absolute TSR over such period is negative, the percentage of such TSR PSUs that will vest will be capped at 100%.

Material Tax and Accounting Considerations

Section 162(m) of the Code generally restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million paid to certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), Section 162(m) provided an exemption from this limitation for “qualified performance-based compensation.” The TCJA repealed the “qualified performance-based compensation” exemption, effective for taxable years beginning after December 31, 2017, but provides transition relief for certain contractual arrangements in place as of November 2, 2017 and not modified thereafter. We account for stock-based compensation, including annual and new hire equity awards, in accordance with the requirements of ASC 718.

Our Compensation Committee is informed about the tax deductibility and accounting treatment of compensation when making its compensation determinations. Our Compensation Committee’s general policy is to develop and maintain compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment, which may include payments that might not be deductible if our Compensation Committee believes they are in the best interests of the Company and its stockholders.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” “filed” with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

By the Compensation Committee of the Board of Directors of Intercept Pharmaceuticals, Inc.,

Gino Santini, Chairperson
Srinivas Akkaraju, M.D., Ph.D.
Daniel Welch

Summary Compensation Table

The following table summarizes the compensation that was earned by our named executive officers for the year ended December 31, 2017 and, as applicable, the years ended December 31, 2016 and 2015.

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark Pruzanski, M.D. President and Chief Executive Officer	2017	675,000	—	2,486,576	2,583,556	401,625	7,930	6,154,687
	2016	620,000	—	2,196,957	1,608,449	347,000	4,627	4,777,033
	2015	600,000	—	2,433,516	2,967,359	420,000	4,627	6,425,502
Sandip Kapadia Chief Financial Officer	2017	425,000	—	750,260	749,231	188,594	23,930	2,137,016
	2016	200,000	75,000	2,195,400	1,559,019	183,000	7,057	4,219,476
Jerome Durso Chief Operating Officer	2017	441,333	—	1,738,950	1,395,217	260,000	26,765	3,862,266
David Ford Chief Human Resources Officer	2017	246,269	—	689,400	788,343	168,625	20,010	1,912,647
David Shapiro, M.D. Chief Medical Officer	2017	489,300	—	643,080	645,889	171,255	30,330	1,979,854
	2016	475,000	—	735,462	537,908	190,000	29,877	1,968,247
	2015	460,000	—	829,974	1,194,237	184,000	29,877	2,698,088

(1)	Mr. Kapadia, Mr. Durso and Mr. Ford joined the Company in July 2016, February 2017 and May 2017, respectively. Dr. Shapiro served as Chief Medical Officer and Executive Vice President, Development until his roles were bifurcated in November 2017, after which time he continued as Chief Medical Officer.
(2)	Reflects (i) prorated 2016 salary for Mr. Kapadia, who was hired during 2016 and (ii) prorated 2017 salaries for Mr. Durso and Mr. Ford, each of whom were hired during 2017.
(3)	Reflects for Mr. Kapadia in 2016, a sign-on cash bonus in the amount of $75,000 paid in connection with the commencement of his employment in July 2016.
(4)	Amounts shown represent the aggregate grant date fair value for the fiscal years presented, computed in accordance with ASC 718, in respect of restricted stock and option awards, as applicable. Assumptions used in the calculation of these amounts are included in “Note 14” to the Notes to Consolidated Financial Statements for the year ended December 31, 2017, included in our Annual Report. Amounts shown do not reflect the compensation actually received by the named executive officers. For Mr. Kapadia in 2016 and Mr. Durso and Mr. Ford in 2017, such amounts reflect such individuals’ new-hire equity awards.
(5)	Amounts shown reflect target-based cash incentive bonuses earned with respect to the fiscal years presented based on our Compensation Committee’s evaluation of the relevant named executive officer’s performance against corporate objectives and, in the case of named executive officers other than our Chief Executive Officer, individual performance levels. See “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Annual Target-Based Cash Incentive Bonuses” above for a discussion of the target and actual cash incentive bonuses for each of the named executive officers with respect to 2017.
(6)	The following table sets forth the component amounts presented in the “All Other Compensation” column above for the year ended December 31, 2017:

Name	Contributions Under 401(k) Plan ($)(i)	Health Insurance ($)(ii)	Commuting/ Car Allowance ($)(iii)	Counsel Fees ($)(iv)
Mark Pruzanski, M.D.	—	7,930	—	—
Sandip Kapadia	13,500	8,265	2,165	—
Jerome Durso	13,500	8,265	—	5,000
David Ford	9,500	5,510	—	5,000
David Shapiro, M.D.	13,500	4,830	12,000	—

(i)	Represents the annual contribution of the Company under the terms of its 401(k) Plan.
(ii)	Represents the amount paid by the Company for health insurance premiums above the amounts generally paid for the coverage of its employees.
(iii)	Represents an aggregate commuting allowance of $2,165 paid to Mr. Kapadia and a car allowance of $1,000 per month paid to Dr. Shapiro. Mr. Kapadia ceased receiving such commuting allowance following the second quarter of 2017.
(iv)	Represents the amount paid by the Company in respect of attorney’s fees incurred by Mr. Durso and Mr. Ford in connection with the review and negotiation of their employment agreements.

Grants of Plan-Based Awards Table

The following table sets forth information concerning the named executive officers’ 2017 annual cash incentive bonus award opportunities and 2017 grants of restricted stock and stock options under our 2012 Plan. All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code.

Name	Grant Date		Estimated Future Payout Under Non-Equity Incentive Plan Awards Target ($)(4)	All Other Stock Awards: Number of Shares of Stock (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Mark Pruzanski, M.D.	—		472,500	—	—	—	—
	02/01/17	(1)	—	23,200	—	—	2,486,576
	02/01/17	(1)	—	—	40,000	107.18	2,583,556
Sandip Kapadia	—		212,500	—	—	—	—
	02/01/17	(1)	—	7,000	—	—	750,260
	02/01/17	(1)	—	—	11,600	107.18	749,231
Jerome Durso	—		260,000	—	—	—	—
	02/23/17	(2)	—	15,000	—	—	1,738,950
	02/23/17	(2)	—	—	20,000	115.93	1,395,217
David Ford	—		190,000	—	—	—	—
	05/08/17	(3)	—	6,000	—	—	689,400
	05/08/17	(3)	—	—	12,000	114.90	788,343
David Shapiro, M.D.	—		244,650	—	—	—	—
	02/01/17	(1)	—	6,000	—	—	643,080
	02/01/17	(1)	—	—	10,000	107.18	645,889

(1)	Represents annual equity grants made to Dr. Pruzanski, Mr. Kapadia and Dr. Shapiro in 2017, as more fully described under “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Equity Incentive Awards—Annual Equity Awards” above. Such awards have a vesting commencement date of January 1, 2017.
(2)	Represents grants made to Mr. Durso in connection with his appointment as Chief Operating Officer of the Company in February 2017, as more fully described under “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Equity Incentive Awards—New Hire Equity Awards” above. Such awards have a vesting commencement date of February 23, 2017.
(3)	Represents grants made to Mr. Ford in connection with his appointment as Chief Human Resources Officer of the Company in May 2017, as more fully described under “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Equity Incentive Awards—New Hire Equity Awards” above. Such awards have a vesting commencement date of May 8, 2017.
(4)	Represents the potential 2017 cash incentive bonus payouts assuming target achievement of corporate goals and, as applicable, individual performance, based upon the named executive officer’s cash incentive bonus target and base salary in effect on December 31, 2017. No minimum threshold amount or maximum amount beyond the target amount was established. See the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the cash incentive bonuses earned by the named executive officers in 2017 and paid in 2018.
(5)	Represents grants of restricted stock made to the named executive officers in 2017. Such awards have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/16th of the shares subject to the award vesting each quarter thereafter, subject to continued employment.
(6)	Represents grants of stock options made to the named executive officers in 2017. Such awards have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment.
(7)	Represents the closing market price of the shares on the date of the grant.
(8)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, in respect of restricted stock and option awards, as applicable, granted in 2017. Assumptions used in the calculation of these amounts are included in “Note 14” to the Notes to Consolidated Financial Statements for the year ended December 31, 2017, included in our Annual Report.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning unexercised stock options and unvested restricted stock for each of the named executive officers outstanding as of December 31, 2017. The closing market price of the shares on December 31, 2017 was $58.42.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(10)		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(14)		Market Value of Units of Stock That Have Not Vested ($)
Mark Pruzanski, M.D.	50,039	(1)	—		8.6667	08/16/20	294	(15)	17,175
	34,404	(2)	—		8.6667	10/13/21	4,719	(16)	275,684
	46,158	(3)	—		21.50	11/16/22	13,106	(17)	765,653
	62,595	(4)	—		31.90	05/07/23	23,200	(18)	1,355,344
	5,614	(5)	119	(5)	266.01	04/11/24
	11,465	(6)	11,466	(6)	266.01	04/11/24	—		—
	23,734	(7)	8,816	(7)	161.16	10/01/25	—		—
	14,615	(8)	15,885	(8)	94.29	02/11/26	—		—
	—		40,000	(11)	107.18	02/01/27	—		—
Sandip Kapadia	6,375	(9)	11,625	(9)	146.36	07/01/26	10,312	(19)	602,427
	—		11,600	(11)	107.18	02/01/27	7,000	(18)	408,940
Jerome Durso	—		20,000	(12)	115.93	02/23/27	15,000	(20)	876,300
David Ford	—		12,000	(13)	114.90	05/08/27	6,000	(21)	350,520
David Shapiro, M.D.	5,786	(3)	—		21.50	11/16/22	94	(15)	5,491
	21,031	(4)	—		31.90	05/07/23	1,609	(16)	93,998
	1,797	(5)	38	(5)	266.01	04/11/24
	4,127	(6)	4,128	(6)	266.01	04/11/24	4,387	(17)	256,289
	9,552	(7)	3,548	(7)	161.16	10/01/25	6,000	(18)	350,520
	4,888	(8)	5,312	(8)	94.29	02/11/26	—		—
	—		10,000	(11)	107.18	02/01/27	—		—

(1)	These options were granted on August 16, 2010.
(2)	These options were granted on October 13, 2011.
(3)	These options were granted on November 16, 2012.
(4)	These options were granted on May 7, 2013.
(5)	These options were granted on April 11, 2014, with a vesting commencement date of January 1, 2014.
(6)	These options were granted on April 11, 2014, with a vesting commencement date of January 1, 2014. Such options vest upon the achievement of certain regulatory milestones related to OCA.
(7)	These options were granted on October 1, 2015, with a vesting commencement date of January 1, 2015.
(8)	These options were granted on February 11, 2016, with a vesting commencement date of January 1, 2016.
(9)	These options were granted on July 1, 2016, with a vesting commencement date of July 1, 2016.
(10)	Unless otherwise noted, unexercisable stock option awards are subject to a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment.
(11)	These options were granted on February 1, 2017, with a vesting commencement date of January 1, 2017.
(12)	These options were granted on February 23, 2017, with a vesting commencement date of February 23, 2017.

(13)	These options were granted on May 8, 2017, with a vesting commencement date of May 8, 2017.
(14)	Unvested restricted stock awards have a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment following the relevant vesting commencement date and 1/16th of the shares subject to the award vesting each quarter thereafter, subject to continued employment.
(15)	This restricted stock was granted on April 11, 2014, with a vesting commencement date of January 1, 2014.
(16)	This restricted stock was granted on October 1, 2015, with a vesting commencement date of January 1, 2015.
(17)	This restricted stock was granted on February 11, 2016, with a vesting commencement date of January 1, 2016.
(18)	This restricted stock was granted on February 1, 2017, with a vesting commencement date of January 1, 2017.
(19)	This restricted stock was granted on July 1, 2016, with a vesting commencement date of July 1, 2016.
(20)	This restricted stock was granted on February 23, 2017, with a vesting commencement date of February 23, 2017.
(21)	This restricted stock was granted on May 8, 2017, with a vesting commencement date of May 8, 2017.

Option Exercises and Stock Vested Table

The following table sets forth the number of shares and value realized by the named executive officers during 2017 on the exercise of stock options and the vesting of restricted stock (or restricted stock units).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark Pruzanski, M.D.	40,000	4,885,196	15,624	1,606,766
Sandip Kapadia	—	—	4,688	508,454
Jerome Durso	—	—	—	—
David Ford	—	—	—	—
David Shapiro, M.D.	4,835	490,555	5,264	541,420

(1)	The value realized on the exercise of options was calculated by multiplying the number of options exercised on the applicable exercise date by the difference between the closing market price of the shares on such date and the exercise price of the options.
(2)	The value realized on the vesting of restricted stock (or restricted stock units) was calculated by multiplying the number of shares vesting on the applicable vesting date by the closing market price of the shares on such date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 with respect to shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	2,301,458	(2)	$114.70	(3)	1,885,651	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

(1)	All of our equity compensation plans have been approved by security holders. Our equity compensation plans are described in “Note 14” to the Notes to Consolidated Financial Statements for the year ended December 31, 2017, included in our Annual Report.
(2)	Consists of 1,659,682 shares issuable upon the exercise of stock options, 426,323 shares of restricted stock and 66,428 shares issuable upon the vesting of restricted stock units outstanding under the 2012 Plan and 149,025 shares issuable upon the exercise of stock options outstanding under our 2003 Stock Incentive Plan (the “2003 Plan”).
(3)	Does not take into account outstanding shares of restricted stock or restricted stock units, which do not require the payment of any exercise price in connection with the vesting thereof.
(4)	As of December 31, 2017, there were 1,885,651 shares available for future grants under the 2012 Plan. No shares are available for future grants under the 2003 Plan. Shares underlying awards outstanding under the 2003 Plan that expire or are forfeited or cancelled become available for issuance under the 2012 Plan. The number of shares available for future grants under the 2012 Plan automatically increases on January 1st of each year until (and including) January 1, 2022 by an amount equal to the lesser of (i) 1,211,533 shares, (ii) 4% of the total number of shares outstanding on such date and (iii) an amount determined by our Board or Compensation Committee. Accordingly, on January 1, 2018, the number of shares available for future grants increased by 1,010,693 shares.

Compensation Risk Management

The Company, with the assistance of an independent compensation consultant, Radford, has reviewed Company compensation policies and practices and determined that those policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, we considered various features of our compensation policies and practices that discourage excessive or unnecessary risk-taking, including, but not limited to, the following:

•	oversight of our compensation policies and practices by our Compensation Committee, including with respect to performance goal setting and the evaluation of achievement thereof;
•	an effective balance between fixed and variable compensation, and short-term and long-term incentive opportunities;
•	diversity in long-term incentive vehicles;
•	the adoption of performance measures that support the achievement of key goals and the Company’s business strategy;
•	the incorporation of risk-mitigating features in the Company’s compensation program; and
•	reasonable severance and change of control arrangements.

Employment Arrangements with Our Named Executive Officers

We have entered into individual agreements with our named executive officers. In addition, the agreements governing equity awards granted to our employees, including our named executive officers, contain provisions relating to the treatment of such awards in the event of certain terminations. The material terms of these agreements are summarized below. See “—Termination-Related Provisions—Definitions” below for the meanings of certain terms used in this section.

Basic Terms

The employment agreements with each of our named executive officers provide for (i) an annual base salary, which is subject to annual review and increase (but not decrease), as determined by our Board or Compensation Committee, (ii) eligibility for an annual target-based cash incentive bonus equal to a percentage of such officer’s base salary and (iii) eligibility to participate in the Company’s benefit plans and arrangements, including fully-paid health insurance premiums, in each case, as described in greater detail under “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program” above. The employment agreements with each of our named executive officers have initial terms of one year with automatic renewal each year thereafter unless either party elects not to renew or earlier terminates the agreement.

Termination-Related Provisions

Termination for Any Reason

Upon any termination of employment, each named executive officer is entitled to receive accrued but unpaid salary (including payment of accrued but unused vacation days), such officer’s vested equity awards and any other accrued benefits under the Company’s benefit plans or such officer’s employment agreement. In addition, Dr. Pruzanski will be entitled to receive an amount equal to his cash incentive bonus for the year preceding the year in which termination occurs, to the extent unpaid, and a prorated cash incentive bonus for the year in which termination occurs, payable in a lump sum. All unvested equity awards held by the named executive officer would be forfeited and such officer would have, in the case of (i) Dr. Pruzanski, three years and (ii) the named executive officers other than Dr. Pruzanski, 90 days (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options.

Termination Without Cause or Resignation for Good Reason

In the event that the Company elects not to renew the employment agreement of a named executive officer, such officer is terminated by the Company without cause or such officer resigns with good reason, such officer will be entitled to receive (i) cash severance in an amount equal to 12 months of such officer’s base salary in effect at the time of termination, payable over 12 months (or, in the case of Dr. Shapiro, in a lump sum), (ii) continued health benefits for up to 12 months following termination and (iii) the same benefits as described under “Termination for Any Reason” above, except that, in the case of (A) Dr. Pruzanski, all unvested equity awards held by Dr. Pruzanski will vest, Dr. Pruzanski will have three years (or the remaining term of the options if shorter) following termination to exercise any vested options and, in lieu of the prorated cash incentive bonus for the year in which termination occurs, Dr. Pruzanski will be entitled to an amount equal to the mean bonus earned by him during the prior three years, payable in a lump sum, and (B) the named executive officers other than Dr. Pruzanski, the number of unvested equity awards held by such officer that would otherwise have vested during the period from the date of termination to the first anniversary thereof will vest, such officer will have one year (or the remaining term of the options if shorter) following termination to exercise any vested options and all remaining unvested equity awards held by such officer would be forfeited.

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

In the event that the Company elects not to renew the employment agreement of a named executive officer, such officer is terminated by the Company without cause or such officer resigns with good reason, in each case, in anticipation of, within three months before (in the case of Dr. Pruzanski) or within 12 months following a change in control, such officer will be entitled to receive the same benefits as described under “Termination Without Cause or Resignation for Good Reason” above, except that, in the case of

(i) Dr. Pruzanski, the cash severance will be in an amount equal to 24 months of Dr. Pruzanski’s base salary in effect at the time of termination and payable in a lump sum, the health benefits will continue for up to 24 months following termination and, in lieu of the mean bonus earned by him during the prior three years, Dr. Pruzanski will be entitled to an amount equal to two times the mean bonus earned by him during the prior three years and (ii) the named executive officers other than Dr. Pruzanski, the cash severance amount will be payable in a lump sum, all unvested equity awards held by such officer will vest and such officer will have one year (or the remaining term of the options if shorter) following termination to exercise any vested options.

Termination in the Event of Death or Disability

In the event of termination by reason of a named executive officer’s death or disability, such officer will be entitled to receive the same benefits as described under “Termination for Any Reason” above, except that, in the case of (i) Dr. Pruzanski, all unvested equity awards held by Dr. Pruzanski will vest, Dr. Pruzanski (or his estate or legal representative, as applicable) will have three years (or the remaining term of the options if shorter) following termination to exercise any vested options and, in the case of a termination due to disability, Dr. Pruzanski will be entitled to (A) continued health benefits for up to 12 months following termination and (B) solely to the extent that Dr. Pruzanski is not eligible to participate in Company-sponsored short- and long-term disability plans that provide for benefits of at least 60% of base salary, cash severance in an amount equal to 12 months of his base salary in effect at the time of termination, payable over 12 months, and (ii) the named executive officers other than Dr. Pruzanski, a prorated portion (based on the number of days accrued in the current vesting period prior to the date of termination) of the unvested options held by such officer that would otherwise have vested on the next vesting date will vest and such officer (or such officer’s estate or legal representative, as applicable) will have one year (or the remaining term of the options if shorter) following termination to exercise any vested options and all remaining unvested equity awards held by such officer would be forfeited.

Release of Claims

Eligibility for the severance payments and benefits described above is conditioned upon the execution by the named executive officer (or such officer’s legal representative, as applicable) and effectiveness, within a specified period of time following termination, of a general release of claims in favor of the Company.

Certain Code-Related Provisions

If any amounts owed to a named executive officer as a result of a termination in connection with a change in control of the Company would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts will be payable either (i) in full or (ii) solely to the extent that the after-tax value of such amounts to such officer would be greater as a result of such reduction, as to such reduced amount that would maximize the after-tax value of such amounts to such officer.

In addition, the timing of payments may be modified by us to comply with Section 409A of the Code.

Definitions

Under the employment agreements with our named executive officers:

•	“cause” generally means (i) that the officer has engaged in material dishonesty, willful misconduct or gross negligence or has materially breached the employment agreement, and has failed to cure such conduct or breach within 30 days after receipt of written notice from us or (ii) the officer’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement or any felony;
•	“change in control” generally means (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, (ii) any consolidation or merger of the Company where the stockholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (iii) a third person (other than the Company, any employee benefit plan of the Company or investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by our Board) becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company; and
•	“good reason” generally means a material (i) change in the officer’s duties, position, responsibilities or reporting requirements, (ii) relocation or (iii) breach of the employment agreement by us, in each case without the officer’s consent and subject to the officer giving us sufficient notice and time to cure the event giving rise to such good reason.

Confidential Information and Assignment of Inventions Agreements

Each of our named executive officers has entered into an agreement with us with respect to proprietary information and inventions. Among other things, these agreements obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment or soliciting our employees and to assign to us any inventions conceived or developed during the course of employment.

Potential Payments and Benefits Upon Termination of Employment or Change in Control

As described under “—Employment Arrangements with Our Named Executive Officers” above, we have entered into individual agreements with our named executive officers providing for severance payments and benefits in the event of certain terminations of employment, including in connection with a change of control. In addition, the agreements governing equity awards granted to our employees, including our named executive officers, contain provisions relating to the treatment of such awards in the event of certain terminations. The following table sets forth estimates of the payments and benefits each named executive officer would have been entitled to receive from the Company upon a termination of employment under the circumstances described in the table effective December 31, 2017. In the case of Dr. Pruzanski, such payments and benefits are inclusive or in lieu of a cash payment in the amount of $472,500 that he would have been entitled to upon a termination of employment for any reason effective December 31, 2017.

In accordance with SEC rules, the potential payments were determined under the terms of the Company’s contracts, agreements, plans and arrangements as in effect on December 31, 2017. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

Name			Termination Due to Death ($)(4)	Termination Due to Disability ($)(5)	Termination Without Cause or Resignation for Good Reason ($)(6)	Termination Without Cause or Resignation for Good Reason In Connection with a Change of Control ($)(7)
Mark Pruzanski, M.D.
	Cash Payments	(1)	472,500	1,147,500	1,039,750	2,079,500
	Value of Accelerated Vesting	(2)	2,413,856	2,413,856	2,413,856	2,413,856
	Health Insurance Benefits	(3)	—	29,342	29,342	58,684
	Total		2,886,356	3,590,698	3,482,948	4,552,040
Sandip Kapadia
	Cash Payments	(1)	—	—	425,000	425,000
	Value of Accelerated Vesting	(2)	—	—	398,015	1,011,367
	Health Insurance Benefits	(3)	—	—	30,199	30,199
	Total		—	—	853,214	1,466,566
Jerome Durso
	Cash Payments	(1)	—	—	520,000	520,000
	Value of Accelerated Vesting	(2)	—	—	383,410	876,300
	Health Insurance Benefits	(3)	—	—	30,199	30,199
	Total		—	—	933,609	1,426,499
David Ford
	Cash Payments	(1)	—	—	380,000	380,000
	Value of Accelerated Vesting	(2)	—	—	131,445	350,520
	Health Insurance Benefits	(3)	—	—	30,199	30,199
	Total		—	—	541,644	760,719
David Shapiro, M.D.
	Cash Payments	(1)	—	—	489,300	489,300
	Value of Accelerated Vesting	(2)	—	—	347,950	706,298
	Health Insurance Benefits	(3)	—	—	20,502	20,502
	Total		—	—	857,752	1,216,100

(1)	Includes cash severance payments calculated based on base salary in effect on December 31, 2017.
(2)	The value realized upon the accelerated vesting of (i) stock options is calculated by multiplying the number of options subject to accelerated vesting by the difference between the closing market price of the shares on December 31, 2017 and the weighted-average exercise price of such options and (ii) restricted stock is calculated by multiplying the number of shares of restricted stock subject to accelerated vesting by the closing market price of the shares on December 31, 2017. The closing market price of the shares on December 31, 2017 was $58.42.
(3)	Represents the estimated cost to the Company of continuing health insurance benefits for the named executive officers.
(4)	See “—Employment Arrangements with Our Named Executive Officers—Termination-Related Provisions—Termination in the Event of Death or Disability” above for a description of the circumstances that would trigger the payment of amounts set forth in this column.
(5)	See “—Employment Arrangements with Our Named Executive Officers—Termination-Related Provisions—Termination in the Event of Death or Disability” above for a description of the circumstances that would trigger the payment of amounts set forth in this column. Assumes that Dr. Pruzanski is not eligible to participate in Company-sponsored short- and long-term disability plans that provide for benefits of at least 60% of base salary.
(6)	See “—Employment Arrangements with Our Named Executive Officers—Termination-Related Provisions—Termination Without Cause or Resignation for Good Reason” above for a description of the circumstances that would trigger the payment of amounts set forth in this column.
(7)	See “—Employment Arrangements with Our Named Executive Officers—Termination-Related Provisions—Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control” above for a description of the circumstances that would trigger the payment of amounts set forth in this column.

Pay Ratio Disclosure

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (collectively, the “Pay Ratio Rule”), we are providing the following estimated information for 2017:

•	the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer) was $218,938;
•	the annual total compensation of our Chief Executive Officer was $6,154,687; and
•	the ratio of these two amounts was approximately 28 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the “median employee” and calculating annual total compensation allow companies to apply various methodologies and make various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our Median Employee

Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total domestic and foreign employee population. We selected December 31, 2017 as the date upon which we would identify our “median employee”. We determined that, as of December 31, 2017, we had 507 employees. We did not make any adjustments to our employee population.

Determining our Median Employee

To identify our “median employee” from our total employee population, we compared each employee’s aggregate 2017 base salary (annualized in the case of newly hired employees), cash incentive target and equity award grant date fair value, in each case, converted into U.S. dollars as necessary. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

RELATED PERSON TRANSACTIONS

Public Offering and Concurrent Private Placement

In April 2018, we issued and sold (i) 2,695,313 shares in a registered public offering, at a price to the public of $64.00 per share (the “Public Offering”) and (ii) 1,562,500 shares (the “Private Placement Shares”) in a private placement exempt from the registration requirements of the Securities Act, at a purchase price per share equivalent to the price to the public set in the Public Offering and pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) that we entered into with Genextra, Samsara BioCapital, L.P. and certain other purchasers named therein (the “Concurrent Private Placement”).

Drs. Pruzanski and Gottesdiener and Mr. Bradbury purchased 7,812 shares, 1,171 shares and 7,812 shares, respectively, in the Public Offering and Genextra and Samsara BioCapital, L.P. purchased 390,625 shares and 234,375 shares, respectively, in the Concurrent Private Placement. Genextra is our largest existing stockholder. Mr. Fundarò is the Chief Financial Officer of Genextra and Dr. Akkaraju is a managing member of Samsara BioCapital GP, LLC, the general partner of Samsara BioCapital, L.P.

Pursuant to the Securities Purchase Agreement, we granted to the purchasers in the Concurrent Private Placement (the “Private Placement Purchasers”) certain registration rights requiring us, upon request delivered by one or more of the Private Placement Purchasers (and/or certain affiliate transferees thereof) on or after June 5, 2018 and subject to certain terms and conditions, to register the resale by such Private Placement Purchasers (and/or such affiliates) of the Private Placement Shares held by them.

Limitation on Liability and Indemnification Matters

Our Restated Certificate of Incorporation and Restated Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. Under our Restated Certificate of Incorporation and/or Restated Bylaws, we are also empowered to purchase insurance on behalf of our directors, officers, employees and other agents and to enter into indemnification agreements with our directors, officers, employees and other agents. We have entered into indemnification agreements with directors and officers, which provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them in connection with their services. We believe that these arrangements are necessary to attract and retain qualified directors and officers and to allow them to exercise their judgment in the best interest of the Company and its stockholders. We have also obtained director and officer liability insurance as a risk management measure.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” “filed” with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee’s primary purpose is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting practices, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of the Company’s financial statements, reports and internal controls, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and the Company’s processes for monitoring compliance with legal and regulatory requirements and the Company’s Global Code of Business Conduct. The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at www.interceptpharma.com in the Investors & Media section under “Corporate Governance.”

The Audit Committee has:

•	reviewed and discussed the audited financial statements for the year ended December 31, 2017 with the Company’s management;
•	discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
•	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP such firm’s independence.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. After reviewing the past services provided by, and performance of, KPMG LLP, the Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Audit Committee recommends that the Company’s stockholders ratify such appointment at the Annual Meeting.

By the Audit Committee of the Board of Directors of Intercept Pharmaceuticals, Inc.,

Glenn Sblendorio, Chairperson
Daniel Bradbury
Gino Santini

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. KPMG LLP has audited the Company’s financial statements since 2008.

Fees Paid to KPMG LLP

The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2017 and 2016 by KPMG LLP.

	Year Ended December 31,
	2017	2016
	(in thousands)
Audit Fees	$1,415	$1,061
Audit-Related Fees	—	—
Tax Fees	$127	$128
All Other Fees	—	—
Total Fees	$1,542	$1,189

Audit fees include fees associated with the annual integrated audit of our financial statements and internal control over financial reporting, reviews of our interim financial information, the issuance of consents in connection with filings with the SEC, statutory audits and KPMG LLP’s work in connection with our financing activities. Tax fees include fees associated with tax compliance services, preparation of federal and state income tax returns, preparation of sales tax returns and certain other tax consulting services.

We did not incur any audit-related fees or other fees in 2017 and 2016. All fees described above were approved by the Audit Committee.

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. On an annual basis, management submits to the Audit Committee for pre-approval specified services expected to be rendered by the Company’s independent registered public accounting firm in the defined categories of audit, audit-related, tax and other services up to specified amounts. Prior to engagement, the Audit Committee pre-approves these services by category of service. In the event that circumstances arise where it may become necessary to engage the Company’s independent registered public accounting firm for additional services not contemplated in the original pre-approval, pre-approval may also be given on an individual, case-by-case basis before the Company’s independent registered public accounting firm is engaged to provide such services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with, except that (i) a Form 4 reporting the vesting of restricted stock held by Lisa Bright on August 1, 2017 and December 18, 2017 was filed late on January 26, 2018, (ii) a Form 4 reporting the grants of restricted stock and stock options to Christian Weyer on November 27, 2017 was filed late on December 11, 2017 and (iii) a Form 4 reporting the vesting and subsequent partial sale of restricted stock held by Lisa Bright on May 2, 2017 was filed late on May 10, 2017.

STOCKHOLDERS’ PROPOSALS

Stockholder Proposals in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy card when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), your proposals must be sent to Intercept Pharmaceuticals, Inc., 10 Hudson Yards, 37th Floor, New York, NY 10001, Attention: Company Secretary, not less than 120 days prior to the anniversary of the date on which the Company’s proxy statement was released to stockholders in connection with the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). Therefore, the deadline is expected to be December 28, 2018 for the 2019 Annual Meeting. However, if the date of the 2019 Annual Meeting changes by more than 30 days from the anniversary of the 2018 Annual Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of any change in this deadline in a quarterly report on Form 10-Q or in another communication to you. Stockholder proposals must also be otherwise eligible for inclusion.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

If you desire to bring a matter before an Annual Meeting of Stockholders outside the process of Rule 14a-8, you may do so by following the procedures set forth in the Company’s Restated Bylaws. To be timely, written notice must be delivered to Intercept Pharmaceuticals, Inc., 10 Hudson Yards, 37th Floor, New York, NY 10001, Attention: Company Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the 2018 Annual Meeting; provided, however, that in the event that the date of the 2019 Annual Meeting is more than 30 days before or more than 30 days after such anniversary date, then such notice to be timely must be delivered to the Company Secretary not more than 120 days prior to the 2019 Annual Meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2019 Annual Meeting. As a result, in the event the 2019 Annual Meeting is not held more than 30 days before nor more than 30 days after the first anniversary of the 2018 Annual Meeting, notice of nominations or other business submitted pursuant to the Company’s Restated Bylaws must be received no later than the close of business on March 22, 2019 and no earlier than February 20, 2019. Any such notice to the Company Secretary must include all of the information specified in the Company’s Restated Bylaws.

EXPENSES AND SOLICITATION

The cost of solicitation will be borne by the Company, and in addition to directly soliciting stockholders by mail, the Company may request brokers, dealers, banks, trustees or other nominees to solicit their customers who have shares of the Company registered in the name of the nominee and, if so, will reimburse such brokers, dealers, banks, trustees or other nominees for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, email or telephone following the original solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $17,500, plus out-of-pocket expenses.

HOUSEHOLDING

Our Annual Report, including our audited financial statements for the year ended December 31, 2017, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, only one Annual Report and one proxy statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement and you wish to receive separate copies of these documents, we will deliver promptly a separate copy of such documents to any requesting stockholder who contacts our transfer agent, VStock Transfer, LLC, by telephone at 1-855-9VSTOCK or in writing to VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our transfer agent at VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Intercept Pharmaceuticals, Inc., 10 Hudson Yards, 37th Floor, New York, NY 10001, Attention: Company Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ RYAN T. SULLIVAN
Ryan T. Sullivan
General Counsel and Secretary

New York, New York
April 27, 2018

VOTE ON INTERNET

Go to www.interceptpharma.com/proxy.html and log-on using the below control number. Proxies submitted by the Internet must be received by 11:59 p.m. (EDT) on June 19, 2018.

CONTROL #

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the envelope we have provided.

VOTE IN PERSON

If you would like to vote in person, please attend the Annual Meeting to be held on June 20, 2018 at 9:00 a.m. (EDT).

* SPECIMEN *
1 MAIN STREET
ANYWHERE PA 99999-9999

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Annual Meeting Proxy Card - Common Stock

DETACH PROXY CARD HERE TO VOTE BY MAIL

The Board of Directors recommends you vote FOR each director nominee:

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES' NAMES BELOW:

The Board of Directors recommends you vote FOR the following proposal:

☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

Date ______________ **Signature** ______________ **Signature, if held jointly** ______________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box at right and indicate your new address. ☐

* SPECIMEN * AC:ACCT9999 90.00

INTERCEPT PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

JUNE 20, 2018

The Proxy Statement and 2017 Annual Report are available at *www.interceptpharma.com/proxy.html*

INTERCEPT PHARMACEUTICALS, INC.

The undersigned, revoking all prior proxies, hereby appoints Mark Pruzanski, M.D., Sandip Kapadia and Ryan T. Sullivan, or any of them, with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intercept Pharmaceuticals, Inc. to be held on June 20, 2018, at 9:00 a.m. (EDT) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, NY 10036 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is made, the proxy shall be voted **FOR** the election of the nominees listed in Proposals 1A through 1J as directors, **FOR** the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers, and **FOR** the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please check here if you plan to attend the Annual Meeting of Stockholders on June 20, 2018 at 9:00 a.m. (EDT). ☐

(Continued and to be signed on Reverse Side)